Filed pursuant to Rule 424(b)(4)

Registration No. 333-227852

PROSPECTUS

ReWalk Robotics Ltd.

12,401,390 Units (each Unit contains One Ordinary Share and One Common Warrant to purchase One Ordinary Share)

26,259,332 Pre-funded Units (each Pre-funded Unit contains One Pre-funded Warrant to Purchase One Ordinary Share and
One Common Warrant to purchase One Ordinary Share)

26,259,332 Ordinary Shares Underlying the Pre-funded Warrants and

38,660,722 Ordinary Shares Underlying the Common Warrants

We are offering 12,401,390 units (each unit consisting of one ordinary share and one common warrant to purchase one ordinary share) pursuant to this prospectus. Each common warrant contained in a unit has an exercise price of $0.30 per whole ordinary share. The common warrants contained in the units will be exercisable immediately and will expire five years from the date of issuance. We are also offering the ordinary shares that are issuable from time to time upon exercise of the common warrants contained in the units. The offering price is $0.30 per unit.

We are also offering a total of 26,259,332 pre-funded units to each purchaser whose purchase of units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding ordinary shares immediately following the consummation of this offering (each pre-funded unit consisting of one pre-funded warrant to purchase one ordinary share and one common warrant to purchase one ordinary share), in lieu of units that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding ordinary shares. The purchase price of each pre-funded unit is $0.29 (equal to the price per unit being sold to the public in this offering, minus $0.01), and the exercise price of each pre-funded warrant included in the pre-funded units is $0.01 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the ordinary shares issuable upon exercise of any pre-funded warrants contained in the pre-funded units sold in this offering. Each common warrant contained in a pre-funded unit has an exercise price of $0.30 per whole ordinary share. The common warrants contained in the pre-funded units will be exercisable immediately and will expire five years from the date of issuance. We are also offering the ordinary shares that are issuable from time to time upon exercise of the common warrants contained in the pre-funded units.

Units and the pre-funded units will not be issued or certificated. The ordinary shares or pre-funded warrants, as the case may be, and the common warrants included in the units or the pre-funded units, can only be purchased together in this offering, but the securities contained in the units or pre-funded units will be issued separately and will be immediately separable upon issuance.

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “RWLK.” The last reported sales price of our ordinary shares on November 15, 2018 was $0.44 per ordinary share. There is no established public trading market for the pre-funded warrants or common warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the pre-funded warrants or common warrants on any national securities exchange or other nationally recognized trading system.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may continue to elect to comply with certain reduced public company reporting requirements in future reports.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus as well as the risk factors and other information in any documents we incorporate by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Per Pre-Funded Unit	Total
Public offering price	$0.30	$0.29	$11,335,623.28
Underwriting discounts and commissions(1)f	$0.0225	$0.0225	$869,866.24
Proceeds, before expenses, to us	$0.2775	$0.2675	$10,465,757.04

(1)	In addition to these commissions, we have agreed to pay the representative of the underwriters a management fee equal to 1% of the aggregate gross proceeds from this offering (assuming exercise of the pre-funded warrants), to reimburse the representative of the underwriters for certain expenses, and to issue the underwriters or their designees warrants to purchase a number of ordinary shares equal to 6% of the aggregate number of ordinary shares sold in this offering (including the number of ordinary shares issuable upon exercise of the pre-funded warrants), at an exercise price of $0.375 per share, which represents 125% of the public offering price per unit. See “Underwriting” beginning on page 41 of this prospectus for additional information regarding total underwriter compensation.

Kreos Capital V (Expert Fund) Limited, or Kreos V, has agreed to purchase in this offering 4,800,000 units and 7,200,000 pre-funded units at the applicable public offering prices for an aggregate price of $3.6 million, including the aggregate exercise price for the ordinary shares to be received upon exercise of the pre-funded warrants if Kreos V exercises all of the pre-funded warrants it is purchasing. We intend to use a portion of the proceeds of this offering to repay Kreos V $3.6 million for outstanding indebtedness under our secured convertible promissory note held by Kreos V and other related payments to Kreos V (including principal, prepayment costs and “end of loan” payments).

Delivery of the securities offered hereby is expected to be made on or about November 20, 2018, subject to certain customary closing conditions. We have granted the underwriters an option for a period of 30 days to purchase an additional 5,799,108 of our ordinary shares, at a public offering price of $0.29 per share, and/or common warrants to purchase up to an additional 5,799,108 of our ordinary shares, at a public offering price of $0.01 per warrant, in each case, less underwriting discounts and commissions. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $1,000,346.18 and the total proceeds to us, before expenses, will be $12,075,009.51, excluding potential proceeds from the exercise of the common warrants included in such option.

Lead Book-Running Manager

H.C. Wainwright & Co.

Co-Manager

ThinkEquity

a division of Fordham Financial Management, Inc.

Prospectus dated November 16, 2018

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than that contained or incorporated by reference into this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares and the information in any free writing prospectus that we may provide to you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: We have not and the underwriters have not, done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus outside of the United States.

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SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in the securities offered by this prospectus. You should read this summary together with the entire prospectus carefully, including “Risk Factors” and our consolidated financial statements and the related notes, before making an investment decision. See “Risk Factors” for a discussion of the risks involved in investing in our securities.

Overview

We are an innovative medical device company that is designing, developing and commercializing robotic exoskeletons that allow individuals with mobility impairments or other medical conditions the ability to stand and walk once again. We have developed and are continuing to commercialize ReWalk, an exoskeleton designed for individuals with paraplegia that uses our patented tilt-sensor technology and an on-board computer and motion sensors to drive motorized legs that power movement. Additionally, we are developing and intend to commercialize a lightweight soft exo-suit, designed to support mobility and/or therapy for individuals suffering from other lower limb disabilities such as stroke, multiple sclerosis, cerebral palsy, Parkinson’s disease and elderly assistance.

Development of ReWalk took over a decade and was spurred by the experiences of our founder, Dr. Amit Goffer, who became a quadriplegic due to an accident. Current ReWalk designs are intended for people with paraplegia, a spinal cord injury resulting in complete or incomplete paralysis of the legs, who have the use of their upper bodies and arms. We currently offer two products: ReWalk Personal and ReWalk Rehabilitation. ReWalk Personal is currently designed for everyday use by paraplegic individuals at home and in their communities, and is custom fitted for each user. ReWalk Rehabilitation is currently designed for use by paraplegia patients in the clinical rehabilitation environment and provides valuable exercise and therapy. ReWalk Rehabilitation also enables individuals to evaluate their capacity for using ReWalk Personal in the future. In 2011, we launched ReWalk Rehabilitation for use in hospitals and rehabilitation centers in the United States and Europe. We began marketing ReWalk Personal in Europe with CE mark clearance at the end of 2012 and received U.S. Food and Drug Administration, or FDA, clearance to market it in the United States in June 2014. Additionally, we have received regulatory approval to sell the ReWalk device in other countries. In the future we intend to seek approval from the applicable regulatory agencies in other jurisdictions where we may seek to market ReWalk.

ReWalk is a breakthrough product that can fundamentally change the health and life experiences of users. Designed for all-day use, ReWalk is battery-powered and consists of a light, wearable exoskeleton with integrated motors at the joints, an array of sensors and a computer-based control system to power knee and hip movement. ReWalk controls movement using subtle shifts in the user’s center of gravity. A forward tilt of the upper body is sensed by the system, which initiates the first step. Repeated body shifting generates a sequence of steps that results in a functional walking speed. Because the exoskeleton supports its own weight and facilitates the user’s gait, users do not expend unnecessary energy while walking. While ReWalk does not allow side-to-side actuation, users are able to turn by shifting their weight to the side. ReWalk also allows users to sit, stand and, depending on local regulatory approvals, climb and descend stairs. Use on stairs is not cleared by the FDA in the United States. ReWalk users are able to operate the devices independently, and most are able to put on and remove the devices by themselves. Our safety guidelines and FDA specifications, however, require users to be accompanied by a trained companion at all times when using ReWalk.

Published clinical studies demonstrate ReWalk’s ability to deliver a functional walking speed. In addition, our experience working with healthcare practitioners and ReWalk users, including reports by study participants, as well as recently released clinical data suggest that ReWalk may have the potential to provide secondary health benefits. These potential benefits may include reducing pain and spasticity, improving bowel and urinary tract function, changing body and bone composition, enhancing metabolism and physical fitness, and reducing hospitalizations and dependence on medications, as well as emotional and psychological benefits. Because of these potential secondary medical benefits, we believe that ReWalk may have the ability to reduce the lifetime healthcare costs of individuals with spinal cord injuries, which we believe will make it economically attractive for individuals and third-party payors. While we believe that ReWalk could potentially offer significant advantages over competing technologies and therapies, disadvantages include the time it takes for a user to put on ReWalk, the slower pace of ReWalk compared to a wheelchair, the weight of ReWalk when carried, which makes it more burdensome for a companion to transport than a wheelchair, and the requirement that users be accompanied by a trained companion.

Marketing and Reimbursement

Our initial commercialization efforts focused on penetrating rehabilitation centers, hospitals and similar facilities that treat patients with spinal cord injuries to become an integral part of their rehabilitation programs and to develop a broad-based training network with these facilities to prepare users for home and community use. According to the National Spinal Cord Injury Statistical Center, 87% of persons with spinal cord injuries are sent to private, non-institutional residences (in most cases, their homes) after hospital discharge. As our business has developed, we have shifted our commercialization efforts to marketing ReWalk Personal with insurance companies, physicians and physiotherapists as a standard of care that can be used routinely at home, work or in the community, and we expect sales of ReWalk Personal to account for the substantial majority of our revenues in the future. Our principal markets are the United States and Europe. In Europe we have a direct sales operation in Germany and work with distribution partners in certain other major countries.

We have in the past generated and expect to generate in the future revenues from a combination of third-party payors, self-payors, including private and government employers, and institutions. While a broad uniform policy of coverage and reimbursement by third-party commercial payors currently does not exist in the United States for electronic exoskeleton technologies such as ReWalk, we are pursuing various paths of reimbursement and support fundraising efforts by institutions and clinics. In December 2015, the Veterans’ Administration, or the VA, issued a national policy for the evaluation, training and procurement of ReWalk Personal exoskeleton systems for all qualifying veterans across the United States. The VA policy is the first national coverage policy in the United States for qualifying individuals who have suffered spinal cord injury. As of September 30, 2018, we had placed 19 units as part of the VA policy. In June 2018, the VA updated its national policy to provide expanded access to ReWalk exoskeletons for veterans in private rehabilitation clinics through the Veterans Choice Program. Under the VA’s revised policy, the exoskeleton evaluation process will have all veterans flow through one of 24 designated spinal cord injury VA centers (which we refer to as “SCI/D”). Once a veteran is determined to be qualified for training and procurement of his/her own exoskeleton system, the individual may be allowed to pursue training on exoskeleton use, such as use of the ReWalk (i) at the applicable SCI/D hub center; (ii) on a case-by-case basis, at a qualified VA hospital designated by the VA’s “hub & spoke” program; or (iii) on a case-by-case basis, at a qualified private rehabilitation center via the VA’s Veteran’s Choice Program, through which veterans can receive care from a community provider paid for by the VA. We continue to work with the VA to accelerate the pace of implementation of the VA policy.

To date, several private insurers in the United States and Europe have provided reimbursement for ReWalk in certain cases. Additionally, in September 2017, each of German insurer BARMER GEK, or Barmer, and national social accident insurance provider Deutsche Gesetzliche Unfallversicherung, or DGUV, signed a confirmation and letter of agreement, respectively, regarding the provision of ReWalk systems for all qualifying beneficiaries. In February 2018, the head office of German statutory health insurance, or SHI, Spitzenverband (GKV) confirmed its decision to list the ReWalk Personal 6.0 Exoskeleton System in the German Medical Device Directory, and in June 2018, the ReWalk Personal was added to the official German list of medical aids. This decision means that ReWalk is now listed among all medical devices for compensation, which SHI providers can procure for any approved beneficiary on a case-by-case basis. In March 2018, the Italian Ministry of Labor and Social Policy’s statutory insurance corporation put in place a coverage policy that will provide exoskeleton systems for all qualifying beneficiaries. This policy, the first of its kind in Italy, will provide individuals with spinal cord injury access to obtain their own medical device so that they can stand and walk again.

In the near future, we intend to continue focusing on our reimbursement efforts, with our streamlined staffing, by pursuing insurance claims on a case-by-case basis, managing claims through the review process, and investing in efforts to expand commercial reimbursement coverage.

Research and Development

We are committed to investing in a robust research and development program to enhance our current ReWalk products and to develop our pipeline of new and complementary products, and we believe that ongoing research and development efforts are essential to our success. Our research and development team consists of both in-house and external staff, including engineers, machinists, researchers and marketing, quality, manufacturing, regulatory and clinical personnel, who work closely together to design, enhance and validate our technologies. This research and development team conceptualizes technologies and then builds and tests prototypes before refining and/or redesigning as necessary. Our regulatory and clinical personnel work in parallel with engineers and researchers, allowing us to anticipate and resolve potential issues at early stages in the development cycle. Our research and development efforts have been financed, in part, through funding from the Israel Innovation Authority, or the IIA (formerly known as Office of the Chief Scientist in the Israel Ministry of Economy), and from the Israel-U.S. Binational Industrial Research and Development, or BIRD, Foundation.

In June 2017, we unveiled our lightweight exo-suit ReStore system designed initially for rehabilitation of stroke patients and announced our plans to begin clinical studies in the first quarter of 2018 in preparation for the later submission of applications for regulatory clearance. We created the ReStore system through our ongoing collaboration with Harvard University’s Wyss Institute for Biologically Inspired Engineering, pursuant to which Harvard licenses to us intellectual property relating to lightweight exo-suit system technologies for lower limb disabilities, as we develop, introduce and commercialize products under the license.

The ReStore transmits power to a key joint of the legs with motor-driven cable technologies, applying software and mechanics similar to the technologies employed in the currently-marketed ReWalk structural exoskeleton systems. The system is designed to allow a user’s unimpaired leg to adjust and assist the leg with mobility impairments affected by stroke. The exoskeletal suit consists of a lightweight fabric-based structure that wraps around the waist and supports an actuator with a motor, computer and cable, along with sensors attached to a stable point on the user’s calf and footplate in the user’s shoe. This design transfers force in a controlled manner, enabling both powered plantarflexion, or bending to decrease the angle between the sole of the foot and the back of the leg, and powered dorsiflexion, or bending to decrease the angle between the upper surface of the foot and the front of the leg. We believe that the ReStore system’s soft, lightweight material will facilitate a natural walking pattern for patients using the device. The ReStore system is also designed to provide advantages to stroke rehabilitation clinics and therapists as compared to other traditional therapies and devices by minimizing setup time, supplying real-time analytics to optimize session productivity and generating on-going data reports to assist with tracking patient progress. We expect the device may also provide other secondary benefits for rehabilitation clinics, including reducing staffing requirements, staff fatigue and the risk for potential staff injuries. The Company is currently undertaking, and expects to finalize in the near future, a prospective clinical study on the ReStore system to assess the safety of the ReStore system during gait training in stroke patients in a rehabilitation setting. The full study is designed to involve 40 patients each partaking in seven training sessions at five designated stroke research centers, all of which received the requisite Internal Review Board approval to conduct the ongoing study. As of November 14, 2018, we have completed our recruitment requirements and the final participants will be completing the seven session protocol in the coming days.

We intend to commercialize use of the ReStore system by stroke patients in Europe and the United States during the third quarter of 2019 if we receive CE mark and FDA clearance, respectively, to market the device. We applied for CE mark at the beginning of the fourth quarter of 2018 and intend to apply for FDA clearance by the first quarter of 2019. Obtaining clearance could involve an extensive and time-consuming process and delay commercialization beyond our planned timetable, and we cannot make any assurances regarding the ultimate timing of FDA clearance or CE mark or commercialization of the products. For more information on the clearance processes, see “Part I, Item 1. Business—Government Regulation” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, or the 2017 Form 10-K, filed with the Securities and Exchange Commission, or the SEC, on March 8, 2018, incorporated by reference into this prospectus.

Our ongoing collaboration with Harvard University’s Wyss Institute for Biologically Inspired Engineering, through which we created the ReStore system, centers on the research, design, development and commercialization of lightweight “soft-exosuit” system technologies for the above-mentioned lower limb disabilities. We and Harvard both engage in research efforts through various means, including clinical trials, and are required to report to one another our respective results and findings on a regular basis. We pay Harvard quarterly installment payments to help fund the research. As part of this collaboration, which involves pursuing clinical studies and regulatory approvals, Harvard has also licensed to us certain of its intellectual property relating to lightweight “soft suit” exoskeleton system technologies for lower limb disabilities. We are obligated to use commercially reasonable efforts to develop products under the license in accordance with an agreed-upon development plan and to introduce and market such products commercially, and to make various royalty and milestone payments to Harvard. Following an earlier amendment to the license agreement and collaboration agreement in May 2017, on April 1, 2018, we amended the license agreement and the collaboration agreement with Harvard, effective July 1, 2018, to extend the expiration date of the collaboration agreement by one year to May 16, 2022, to reallocate the Company’s quarterly installment payments to Harvard through such date, and to make certain technical changes. For more information on our collaboration with Harvard, including the terms of the license agreement and the collaboration agreement, see “Part I, Item 1. Business—Research and Development” in our 2017 Form 10-K incorporated by reference into this prospectus.

Liquidity and Capital Initiatives

Since inception, we have incurred net losses and negative cash flows from operations, and have funded our operations primarily through the sale of certain of our equity securities and convertible notes to investors in private placements, the sale of our ordinary shares in public offerings and the incurrence of bank debt. As of September 30, 2018, we had cash and cash equivalents of approximately $5.2 million. We also had an accumulated deficit in the total amount of approximately $147.9 million as of September 30, 2018 and anticipate further losses in the development of our business. Those factors raise substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon us obtaining the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they become due. Our consolidated financial statements incorporated by reference into this prospectus have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liabilities and commitments in the normal course of business.

We intend to finance operating costs over the next twelve months with existing cash on hand, reducing operating spend, issuances under the Company’s at-the-market offering program with Piper Jaffray & Co., or the ATM Offering Program, or other future public or private issuances of equity and debt securities, or through a combination of the foregoing. Additionally, regarding the additional $15.0 million of proceeds that we would receive within the next 12 months upon completion of the remaining issuances of ordinary shares under our investment agreement with Timwell Corporation Limited, or Timwell, we are still in discussions with Timwell, yet due to various delays in the process and other barriers to closing, there is a significant risk that we and Timwell will not reach the required milestones in order to complete the closings of the second and third tranches. See “—Recent Developments—Investment Agreement with Timwell Corporation Limited.” We will also need to seek additional sources of financing if we require more funds than anticipated during the next 12 months or in later periods, including if we cannot make our loan repayments under our loan agreement with Kreos Capital V (Expert Fund) Limited, or if we cannot raise sufficient funds from equity issuances, such as the ATM Offering Program.

We anticipate that our incurrence of net losses and negative cash flows will continue in the near term, as we continue to evaluate means of reducing spending where possible, focus resources on achieving commercial reimbursement coverage decisions, further commercialization activities and advancing our clinical studies, including our FDA mandatory 522 postmarket study (discussed further in “Risk Factors” in this prospectus) and ReStore clinical studies, to support future regulatory clearance and commercialization of the ReStore device for stroke patients.

Given our liquidity situation, we are committed to maintaining optionality so as to ensure that we can operate our business without interruptions, enhance our product portfolio and pursue new markets. As such, from time to time, we have engaged and may in the future engage in strategic transactions designed to enhance shareholder value including, but not limited to, alliances, divestitures, private placements, sales of our assets or business and joint ventures. We are routinely in discussions with possible sources of additional funding, including during the pendency of this offering. We have not entered into any agreement or understanding regarding any such transaction.

Certain Relationships and Related Party Transactions

As previously disclosed, on September 24, 2013, we and Yaskawa entered into an Exclusive Distribution Agreement, which provides that Yaskawa will be our exclusive distributor in Japan, China (including Hong Kong and Macau), Taiwan, South Korea, Singapore and Thailand. In addition, if we desire to sell any exoskeleton products into any regional market in the Asian and Pacific regions (other than Australia, New Zealand or India), Yaskawa will have a right of first refusal to serve as distributor in those markets, subject to an agreement on minimum purchase requirements. In addition, if we offer better pricing to any other distributor than what we offer Yaskawa, Yaskawa will be entitled to that pricing. As required under the investment agreement with Timwell Corporation Limited (as discussed in this prospectus under “—Recent Developments—Investment Agreement with Timwell Corporation Limited”), we amended our exclusive distribution agreement with Yaskawa on May 15, 2018 to terminate the distribution rights granted to Yaskawa in China (including Hong Kong and Macau).

We also entered into several reportable agreements with Kreos Capital V (Expert Fund) Limited, or Kreos V, and its affiliates. These previously included a loan agreement with affiliated fund Kreos Capital IV (Expert Fund) Limited, or Kreos IV, dated June 19, 2014, pursuant to which Kreos IV provided us a $5.0 million line of credit in exchange for warrants to purchase 96,696 ordinary shares on a post-IPO-split basis. After our IPO, Kreos IV exercised all such warrants on a cashless basis into 79,200 ordinary shares, and we did not draw down under the loan agreement until it expired on December 31, 2015.

We are also party to a secured loan agreement with Kreos V dated December 30, 2015, or the Kreos V Loan Agreement, pursuant to which Kreos V extended a line of credit to us in the amount of $20.0 million, $3.0 million of which was extended by an additional three years subject to repayment pursuant to a secured convertible promissory note, or the Kreos V Convertible Note. On September 3, 2018, Kreos V agreed to defer $0.5 million in principal and interest payments under the Kreos V Loan Agreement and Kreos V Convertible Note until October 2, 2018. For more information on these agreements, see “Part I, Item 1A. Risk Factors,” “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and in Note 6 to our audited consolidated financial statements in our 2017 Form 10-K, which is incorporated by reference into this prospectus.

We intend to use a portion of the proceeds of this offering to repay Kreos V $3.6 million for outstanding indebtedness under the Kreos V Convertible Note and other related payments (including principal, prepayment costs and “end of loan” payments). In connection with this debt repayment, we and Kreos V intend to enter into agreements shortly after the consummation of this offering to do the following: (i) to increase the interest rate of the Kreos V Loan Agreement from 10.75% and defer an additional $1.0 million of payments due under the loan in 2018 and approximately one-half of all payments due in 2019, for total deferred payments of approximately $3.9 million following the change in interest rate; and (ii) to amend the exercise price of the warrants to purchase 167,012 ordinary shares currently held by Kreos V from $9.64 to $0.30. These warrants were granted on December 31, 2015 and December 28, 2016 to Kreos V in connection with the Kreos V Loan Agreement, and are currently exercisable (in whole or in part) until the earlier of (1) December 30, 2025 or (2) an “M&A Transaction,” as defined in the warrant.

Kreos V has agreed to purchase in this offering 4,800,000 units and 7,200,000 pre-funded units at the applicable public offering price for an aggregate price of $3.6 million, including the aggregate exercise price for the ordinary shares to be received upon exercise of the pre-funded warrants if Kreos V exercises all of the pre-funded warrants it is purchasing. Pursuant to the terms of its pre-funded warrants and common warrants, Kreos V (together with its affiliates) may not exercise any portion of the pre-funded warrants or common warrants to the extent that such holder would own more than 9.99% of the outstanding ordinary shares immediately after exercise. For more information, see “—The Offering—Kreos V Participation” and “Description of the Securities We Are Offering.”

We may also seek to refinance up to a substantial portion of our indebtedness under our Kreos V Loan Agreement, which we have considered with Kreos V from time to time, including by exchanging our indebtedness with Kreos V for new convertible debt from a third-party investor, or to borrow additional funds.

For more information on certain relationships and related party transactions for which disclosure would be required in this prospectus under Item 404(a) of Regulation S-K, including the Exclusive Distribution Agreement with Yaskawa, see “Certain Relationships and Related Party Transactions and Director Independence—Certain Relationships and Related Transactions” in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 26, 2018 and incorporated by reference into this prospectus.

Recent Developments

Investment Agreement with Timwell Corporation Limited

On March 6, 2018, we entered into an investment agreement, or the Investment Agreement, for a private placement of 16,000,000 ordinary shares to Timwell, a Hong Kong entity, in exchange for total aggregate proceeds of $20.0 million at a price of $1.25 per share. Timwell agreed to make the investment in three separate tranches, consisting of $5.0 million for 4,000,000 shares in the first tranche, $10.0 million for 8,000,000 shares in the second tranche and $5.0 million for 4,000,000 shares in the third tranche. On a post-transaction basis, based on 35,647,411 of our ordinary shares outstanding as of September 30, 2018 (excluding ordinary shares issuable upon conversion or exercise of derivative securities owned by other shareholders, shares issued under our equity incentive plans, shares issued in this offering or shares issuable upon exercise of the warrants offered in this offering, and assuming no changes otherwise to our capitalization), after each closing, Timwell would beneficially own 11.2%, 27.5% and 33.6% of our ordinary shares, respectively.

Pursuant to the Investment Agreement, we also entered into a joint venture framework agreement, or the JV Framework Agreement, with RealCan Ambrum Healthcare Industry Investment (Shenzhen) Partnership Enterprise (Limited Partnership), or RealCan, an affiliate of Timwell, concerning the formation among us, RealCan and certain other affiliates of Timwell of a joint venture company in China (including Hong Kong and Macau), or the China JV, for the purposes of assembly, registration, operations, sales and marketing of our products and to grant to the joint venture, in accordance with the terms of an agreed form of license agreement, an exclusive license for certain Company-owned or Company-controlled patent rights marks and a non-exclusive sublicense for certain Company-controlled know-how.

The first tranche, consisting of $5.0 million for 4,000,000 shares, closed on May 15, 2018. In connection with the closing, Ning Cong was appointed to our board of directors as Timwell’s designee. The net aggregate proceeds after deducting commissions, fees and offering expenses in the amount of approximately $705 thousand were approximately $4.3 million.

The closing of the second and third tranches is subject to specified closing conditions, including, with respect to the second tranche, the signing of a license agreement and a supply agreement and the formation of the China JV based on the JV Framework Agreement, and, with respect to the third tranche, the successful production of certain ReWalk products by the China JV. The second tranche closing was initially expected to occur by July 1, 2018 and the third tranche closing was initially expected to occur by December 31, 2018 and no later than April 1, 2019. While we are still in discussions with Timwell, due to the different jurisdictions involved, new positions taken by the counterparty on certain key commercial points, and certain technical and administrative delays relating to governmental approvals in China, there is a significant risk that we and Timwell will not reach the required milestones in order to complete the closings of the second and third tranches and receive the gross proceeds of $10.0 million and $5.0 million, respectively. We continue to view China as a market with key opportunities for products designed for stroke patients. Thus, although we remain in dialogue with RealCan, Timwell’s affiliate, and have discussed with RealCan various alternatives to the original investment agreement, we are also evaluating alternative paths with different groups to penetrate the Chinese market.

Additional information about the Investment Agreement is available in the 2017 Form 10-K and elsewhere in this prospectus. See “Part I. Item 1. Business—Timwell Investment Agreement and Related Transactions” in our 2017 Form 10-K, incorporated by reference in this prospectus, for information generally about the Investment Agreement, and “Risk Factors—Risks Related to our Business and our Industry” for information about the potential effect of the delays in the second tranche closing on our business and our liquidity.

Securities Litigation Update

As previously disclosed, between September 2016 and January 2017, eight putative class actions on behalf of alleged shareholders that purchased or acquired our ordinary shares pursuant and/or traceable to our registration statement on Form F-1 (File No. 333-197344) used in connection with our initial public offering, or our IPO, were commenced in the following courts: (i) the Superior Court of the State of California, County of San Mateo; (ii) the Superior Court of the Commonwealth of Massachusetts, Suffolk County; (iii) the United States District Court for the Northern District of California; and (iv) the United States District Court for the District of Massachusetts. As of November 14, 2018, seven have been dismissed and one has been partially dismissed. The actions involved or involve claims under various sections of the Securities Act of 1933, or the Securities Act, against us, certain of our current and former directors and officers, the underwriters of our IPO and certain other defendants.

The four actions commenced in the Superior Court of the State of California, County of San Mateo were dismissed in January 2017 for lack of personal jurisdiction, and the action commenced in the United States District Court for the Northern District of California was voluntarily dismissed in March 2017. Additionally, the two actions commenced in the Superior Court of the Commonwealth of Massachusetts, Suffolk County, or the Superior Court, were consolidated in December 2017, and voluntarily dismissed with prejudice in November 2018, after the District Court for the District of Massachusetts partially dismissed the related claims in that court and the parties in the Superior Court entered a stipulation of dismissal with prejudice.

The action commenced in the United States District Court for the District of Massachusetts, or the District Court, alleging violations of Sections 11 and 15 of the Securities Act and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, was partially dismissed on August 23, 2018. In particular, the District Court granted the motion to dismiss the claims under Sections 11 and 15 of the Securities Act, finding that the plaintiff failed to plead a false or misleading statement in the IPO registration statement. The District Court did not address the claims under Sections 10(b) and 20(a) of the Exchange Act because, as a result of the dismissal of the claims under the Securities Act, the lead plaintiff lacked standing to pursue those claims. Because the action in the District Court was styled as a class action, the District Court permitted the plaintiff to file a supplemental memorandum concerning standing or a motion to appoint a substitute or supplemental plaintiff. On September 10, 2018, the plaintiff sought leave to amend his complaint to add a new plaintiff that purportedly has standing to pursue Exchange Act claims, and we opposed the motion to amend on September 24, 2018.

Based on information currently available and the current stage of the litigation, we are unable to reasonably estimate a possible loss or range of possible losses, if any, with regard to the remaining lawsuit in the District Court; therefore, as discussed in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, or the Q3 2018 Form 10-Q, no litigation reserve has been recorded in our condensed consolidated balance sheets as of September 30, 2018. We will continue to evaluate information as it becomes known and will record an estimate for losses at the time or times if and when it is probable that a loss will be incurred and the amount of the loss is reasonably estimable.

Regulatory Update

In 2017, the European Union adopted a new Medical Device Regulation, which will repeal and replace the existing directives effective May 26, 2020. The new regulation does not set out a radically new system, but envisages, among other things, stricter controls of medical devices, including strengthening of the conformity assessment procedures, increased expectations with regard to clinical data for devices and pre-market regulatory review of high-risk devices. Under transitional provisions, medical devices with notified body certificates issued under the existing directives prior to May 26, 2020 may continue to be placed on the market for the remaining validity of the certificate, until May 27, 2024 at the latest. After the expiry of any applicable transitional period, only devices that have been CE marked under the new regulation may be placed on the market in the E.U.

For more information on non-U.S. governmental regulation applicable to us, see “Part I, Item 1. Business—Government Regulation—Non-U.S. Regulation” in our 2017 Form 10-K incorporated by reference into this prospectus and “Risk Factors—Risks Related to Government Regulation” in this prospectus.

Corporate Information

Our legal and commercial name is ReWalk Robotics Ltd. We are a company limited by shares organized under the laws of the State of Israel and were founded in 2001. In September 2014, we listed our shares on the Nasdaq Global Market and transferred our listing to the Nasdaq Capital Market effective May 25, 2017. Our corporate headquarters are located at 3 Hatnufa St., Floor 6, Yokneam Ilit 2069203, Israel, and our telephone number is +972 (4) 959 0123. We also have offices in Marlborough, Massachusetts and Berlin, Germany. Our website address is http://rewalk.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference into this prospectus. We have included our website address in this prospectus solely for informational purposes. Our agent for service of process in the United States is ReWalk Robotics Inc., located at 200 Donald Lynch Blvd., Marlborough, Massachusetts 01752, and its telephone number is (508) 251-1154.

ReWalk® is our registered trademark in Israel and in the United States. Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

The Offering

Units offered by us	12,401,390 units, each consisting of one ordinary share and one common warrant to purchase one ordinary share.

Pre-funded units offered by us	We are also offering a total of 26,259,332 pre-funded units to each purchaser whose purchase of units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding ordinary shares immediately following the consummation of this offering (each pre-funded unit consisting of one pre-funded warrant to purchase one ordinary share and one common warrant to purchase one ordinary share), in lieu of units that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding ordinary shares. Each pre-funded warrant included in the pre-funded units will be exercisable for one share of our ordinary shares. The purchase price of each pre-funded unit is $0.29 (equal to the price per unit being sold to the public in this offering, minus $0.01), and the exercise price of each pre-funded warrant included in each pre-funded unit is $0.01 per share. The pre-funded warrants will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the ordinary shares issuable upon exercise of any pre-funded warrants sold in this offering.

Common warrants offered by us	Common warrants to purchase an aggregate of 38,660,722 of our ordinary shares. Each unit and each pre-funded unit includes one common warrant to purchase one ordinary share. Each common warrant will have an exercise price of $0.30 per share, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. This prospectus also relates to the offering of the ordinary shares issuable upon exercise of the common warrants.

Option to purchase additional shares and/or common warrants	The underwriters have a 30-day option to purchase up to an additional 5,799,108 ordinary shares, at a public offering price of $0.29 per share, and/or common warrants to purchase up to an additional 5,799,108 of our ordinary shares from us, at a public offering price of $0.01, in each case, less underwriting discounts and commissions.

Ordinary shares to be outstanding after this offering	48,048,801 ordinary shares (or 53,847,909 ordinary shares if the underwriters exercise in full their option to purchase additional shares) in each case assuming no exercise of any common warrants or pre-funded warrants issued in this offering, based on 35,647,411 ordinary shares outstanding as of September 30, 2018.

Kreos V Participation

Kreos V has agreed to purchase in this offering 4,800,000 units and 7,200,000 pre-funded units at the applicable public offering prices for an aggregate price of $3.6 million, including the aggregate exercise price for the ordinary shares to be received upon exercise of the pre-funded warrants if Kreos V exercises all of the pre-funded warrants it is purchasing. We intend to use a portion of the proceeds of this offering to repay Kreos V $3.6 million for outstanding indebtedness under the Kreos V Convertible Note and other related payments (including principal, prepayment costs and “end of loan” payments).  The underwriters will receive the same discount, and the representative of the underwriters will receive the same management fee, with respect to the units or pre-funded units purchased by Kreos V as from other units or pre-funded units sold to the public in this offering. The number of ordinary shares purchased by Kreos V (including the number of ordinary shares issuable upon exercise of the pre-funded warrants purchased by Kreos V) will also be counted in determining the number of warrants we will issue to the underwriters or their designees at an exercise price of $0.375 per share.

Use of proceeds	We intend to use the net proceeds from this offering for the following purposes: (i) sales, marketing and reimbursement expenses related to market development activities and broadening third-party payor coverage; (ii) research and development costs related to developing our lightweight exo-suit technology for various lower limb disabilities, including stroke and other indications affecting the ability to walk; and (iii) the repayment of outstanding indebtedness under the Kreos V Convertible Note and other related payments ($3.6 million, including principal, prepayment costs and “end of loan” payments). See “Use of Proceeds.”

Dividend policy	We have never declared or paid any cash dividends on our ordinary shares. We do not anticipate paying any cash dividends in the foreseeable future. See “Price Range of Ordinary Shares and Dividend Policy.”

Risk factors	You should carefully consider the risk factors described in the section of this prospectus entitled “Risk Factors,” together with all of the other information included in or incorporated by reference into this prospectus, before deciding to purchase our ordinary shares.

Nasdaq Capital Market symbol	Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “RWLK.” We do not intend to list the pre-funded warrants or the common warrants on any securities exchange or nationally recognized trading system.

Assumptions Used Throughout This Prospectus

Unless otherwise stated in this prospectus, the total number of ordinary shares outstanding as of the date of this prospectus and after this offering is based on 35,647,411 shares outstanding as of September 30, 2018, assumes the sale of 12,401,390 units at the public offering price of $0.30 and 26,259,332 pre-funded units at the public offering price of $0.29, and excludes, as of September 30, 2018:

●	4,131,760 ordinary shares reserved for issuance under our equity incentive plans, of which there were (i) outstanding options to purchase 1,853,007 ordinary shares at a weighted average exercise price of $1.89 per share, (ii) 778,867 ordinary shares underlying unvested restricted share units, or RSUs, and (iii) 1,499,886 ordinary shares available for future grant;

●	2,437,500 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $4.75, which were granted on November 1, 2016 and are exercisable until five years from the date of grant, subject to the terms thereof;

●	up to 167,012 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares, which were granted on December 31, 2015 and December 28, 2016 to Kreos V, in connection with the Kreos V Loan Agreement, the exercise price of which will be amended from $9.64 to $0.30 shortly after the consummation of this offering, and which are currently exercisable (in whole or in part) until the earlier of (i) December 30, 2025 or (ii) an “M&A Transaction,” as defined in the warrant dated December 30, 2015, by and between the Company and Kreos V;

●	up to 2,523,660 ordinary shares issuable upon the conversion of the Kreos V Convertible Note on June 9, 2017 at a conversion price of $1.268 per share (subject to customary anti-dilution adjustments), which is convertible until the earlier of (i) the maturity date of June 9, 2020 or (ii) a “Change of Control,” as defined in the Kreos V Loan Agreement and which we intend to repay in full using the proceeds of this offering;

●	26,259,332 ordinary shares issuable upon exercise of the pre-funded warrants offered hereby by us at an exercise price of $0.01 per share;

●	38,660,722 ordinary shares issuable upon the exercise of the common warrants issued in this offering at an exercise price of $0.30 per share; and

●	2,667,590 ordinary shares issuable upon the exercise of the underwriters’ warrants (assuming full exercise of the underwriters’ option to purchase additional ordinary shares and/or common warrants), with an exercise price of $0.375 per share to be issued to the underwriters in connection with this offering.

Except as otherwise noted, all information in this prospectus reflects and assumes (i) no exercise of the underwriters’ option to purchase ordinary shares and/or common warrants from us, (ii) no exercise of options issued under our equity incentive plans or of warrants, including the common warrants and pre-funded warrants offered hereby and the underwriters’ warrants to be issued to the underwriters in connection with this offering and (iii) no conversion of the Kreos V Convertible Note.

RISK FACTORS

An investment in our securities involves a high degree of risk. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. If any of these risks occur, the value of our securities may decline and you may lose all or part of your investment. Before investing in our securities, you should consider carefully the risk factors set forth in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering, along with the risk factors described in “Item 1A. Risk Factors” in our 2017 Form 10-K, as updated herein, and other filings we make with the SEC that are incorporated by reference into this prospectus.

Risks Related to our Business and our Industry

We have concluded that there are substantial doubts as to our ability to continue as a going concern.

We have incurred accumulated losses in the amount of $147.9 million as of September 30, 2018 and further losses are anticipated in the development of our business. Those factors raise substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The financial statements have been prepared assuming that we will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our auditors also included an explanatory paragraph to their audit opinion relating to our accompanying consolidated financial statements for the fiscal year ended December 31, 2017 regarding the substantial doubts about the Company’s ability to continue as a going concern.

The Company intends to finance operating costs over the next twelve months with existing cash on hand, reducing operating spend, issuances under our ATM Offering Program, or other future public or private issuances of equity and debt securities, or through a combination of the foregoing. Additionally, regarding our Investment Agreement with Timwell relating to the issuance of an additional 12,000,000 ordinary shares in exchange for gross proceeds of $15.0 million, while we are still in discussions in Timwell, due to various delays in the process and other barriers to closing, there is a significant risk that we and Timwell will not reach the required milestones in order to close the remaining issuances. We will also need to seek additional sources of financing if we require more funds than anticipated during the next 12 months or in later periods, including if we cannot make our loan repayments under our Kreos V Loan Agreement, or if we cannot raise sufficient funds from equity issuances, such as the ATM Offering Program. If we cannot raise the required funds on acceptable terms, we may be forced to substantially curtail our current operations or cease operations altogether. Further, external perceptions regarding our ability to continue as a going concern may make it more difficult for us to obtain financing for the continuation of our operations or require us to obtain financing on terms that are more favorable to investors, and could result in the loss of confidence by investors and suppliers. As such, our failure to continue as a going concern could harm our business, operating results and financial position and severely affect the value of your investment.

We may not have sufficient funds to meet certain future capital requirements, which could impair our efforts to develop and commercialize existing and new products, and may need to take advantage of various forms of capital-raising transactions. Future equity financings, strategic transactions or borrowings may also further dilute our shareholders or place us under restrictive covenants limiting our ability to operate.

As of September 30, 2018, we had an accumulated deficit in the total amount of $147.9 million, and anticipate further losses in the development of our business. Those factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends upon our obtaining the necessary financing to meet our obligations and timely repay our liabilities arising from normal business operations.

We intend to finance operating costs over the next 12 months with existing cash on hand, issuances of equity and/or debt securities, including issuances under our ATM Offering Program, other future public or private issuances of securities, or through a combination of the foregoing. Additionally, with respect to our Investment Agreement with Timwell relating to the issuance of an additional 12,000,000 ordinary shares in exchange for gross proceeds of $15.0 million, while we are still in discussions in Timwell, due to various delays in the process and other barriers to closing, there is a significant risk that we and Timwell will not reach the required milestones in order to close the remaining issuances. See “Summary—Recent Developments—Investment Agreement with Timwell Corporation Limited.” We will also need to seek additional sources of financing if we require more funds than anticipated during the next 12 months or in later periods, including if we cannot make our loan repayments under our Kreos V Loan Agreement, or if we cannot raise sufficient funds from equity issuances, such as the ATM Offering Program.

In addition, although we registered up to $25.0 million in sales under our effective registration statement on Form S-3, or the Form S-3, for our ATM Offering Program, due to limitations under the rules of Form S-3, which have applied to us since we filed our 2017 Form 10-K, we may only sell up to approximately $13.7 million in primary offerings under the Form S-3 during any 12-month period while we remain subject to these limitations. We will recalculate the amount of this limitation if we terminate our ongoing takedown and conduct another takedown under our Form S-3. Additionally, because we have already sold $15.7 million in the ATM Offering Program since its inception, we may only raise up to a remaining $9.3 million using the program, subject to the $13.7 million cap during any rolling 12-month period. As of September 30, 2018, we had sold approximately $1.6 million in securities under our Form S-3 during the last 12 months, when we were subject to these restrictions. For more information, see “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Equity Raises” of our 2017 Form 10-K incorporated by reference into this prospectus.

To raise additional capital in the public markets, including taking into account the limitation above, we may be required to seek other more costly or time-consuming methods, such as additional offerings on registration statements on Form S-1. We may also conduct fundraising transactions in the form of private placements, potentially with registration rights or priced at a discount to the market value of our ordinary shares, which could require shareholder approval under the rules of The Nasdaq Stock Market LLC, or Nasdaq, or other equity raise transactions such as equity lines of credit. We have in the past been, and may in the future be, required to pay advisory fees to investment banks assisting us with financing transactions. In addition to entailing increased capital costs, any such transactions could result in substantial dilution of our shareholders’ interests, transfer control to a new investor and diminish the value of an investment in our ordinary shares. We may also need to pursue strategic transactions, such as joint ventures, in-licensing transactions or the sale of our business or all or substantially all of our assets. These private financings and strategic transactions have in the past and could in the future require significant management attention, disrupt our business, adversely affect our financial results, be unsuccessful or fail to achieve the desired results. We are in discussions routinely with such possible sources of additional funding. As another alternative, we may seek to refinance up to a substantial portion of our indebtedness under our Kreos V Loan Agreement, which we have considered with Kreos V from time to time, including by exchanging our indebtedness with Kreos V for new convertible debt from a third-party investor, or to borrow additional funds. Agreements governing any borrowing arrangement may contain covenants that could restrict our operations.

If we cannot raise the required funds on acceptable terms, we may be forced to substantially curtail our current operations or cease operations altogether. Further, external perceptions regarding our ability to continue as a going concern may make it more difficult for us to obtain financing for the continuation of our operations or require us to obtain financing on terms that are more favorable to investors, and could result in the loss of confidence by investors and suppliers. As such, our failure to continue as a going concern could harm our business, operating results and financial position and severely affect the value of your investment.

The closings of the remaining two tranches of ordinary shares under the Investment Agreement are subject to various conditions, some of which are outside our control. There is a significant risk that we will not achieve the required milestones to close the remaining tranches and form the China JV, which could significantly and adversely impact our liquidity and our financial condition.

The prospective issuance of 12,000,000 remaining ordinary shares to Timwell in exchange for proceeds of $15.0 million, under the Investment Agreement, represents a significant source of liquidity for the Company. Additionally, to the extent formed, the minimum payments owed by the China JV to us would be expected to provide us with a source of ongoing income to supplement our other then-available capital resources. The remaining issuances under the Investment Agreement, which will occur in two tranches, are subject to specified closing conditions, including the formation of a joint venture, the signing of a license agreement and a supply agreement, in the case of the second tranche closing, and the successful production of certain ReWalk products, among others, in the case of the third tranche closing. While we have pursued actively the steps necessary to fulfill all closing conditions to the remaining two tranches under the Investment Agreement, some of the conditions are outside of our control. We have also experienced significant delays and difficulties working to form the China JV and to negotiate the required joint venture, license and supply agreement, as required for the second tranche closing for proceeds of $10.0 million. Additionally, even after the second tranche closing, to the extent it occurs, regulatory, competitive and marketing factors may hinder the ability of a China-based manufacturer or agent to successfully produce our ReStore product to certain quality requirements, as required for the third tranche closing for proceeds of $5.0 million.

The second tranche closing was initially expected to occur by July 1, 2018 and the third tranche closing was initially expected to occur by December 31, 2018 and no later than April 1, 2019. While we are still in discussions with Timwell, due to the different jurisdictions involved, new positions taken by the counterparty on certain key commercial points, and certain technical and administrative delays relating to governmental approvals in China, there is a significant risk that we and Timwell will not reach the required milestones in order for us to complete the closings of the second and third tranches and receive the gross proceeds of $10.0 million and $5.0 million, respectively. The failure to close any or all of the remaining two tranches could significantly and adversely impact our liquidity and financial condition, requiring us to find additional sources of liquidity on reasonable terms as a replacement. Additionally, if the China JV (to the extent it is formed, if at all) were to fail to incorporate or to operate at a level necessary to make the minimum payments owed to us, we would also lose an additional source of income, which could adversely affect our business and financial condition. We continue to view China as a market with key opportunities for products designed for stroke patients. Thus, although we remain in dialogue with RealCan, Timwell’s affiliate, and have discussed with RealCan various alternatives to the original investment agreement, we are also evaluating alternatives with different groups to penetrate the Chinese market.

To the extent that the non-completion of the second and third tranches causes us to modify or terminate any arrangements with Timwell, we could face further financial losses stemming from threatened or actual claims brought against us and/or reputational harm. Although no such claims have been asserted to date, we cannot make any assurance that we will not face them in the future. Additionally, because Timwell is our largest shareholder with representation on our board of directors, it may have significant influence over our affairs, which may adversely affect us in the event of a dispute. For more information, see “Part II, Item 1A. Risk Factors—Risks Related to an Investment in our Ordinary Shares—Timwell, along with a small number of shareholders, currently has significant influence over matters requiring shareholder approval. Additionally, as a result of the potential issuances of additional ordinary shares to it, Timwell may on its own have increasing influence and ultimately possible de facto control over such matters. This could discourage takeover or merger attempts or other actions shareholders may consider favorable” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018 incorporated by reference into this prospectus.

We rely on sales of our ReWalk systems and related service contracts and extended warranties for our revenue. We may not be able to achieve or maintain market acceptance of our ReWalk systems or, once approved and commercialized, our ReStore lightweight soft suit exoskeleton, or to generate sufficient revenues from these current and future products.

We currently rely, and in the future will rely, on sales of our ReWalk systems and related service contracts and extended warranties for our revenue. Additionally, we are developing and intend to commercialize the ReStore lightweight soft suit exoskeleton, designed to support mobility for individuals suffering from other lower limb disabilities, and aim to begin marketing an initial indication for stroke patients in the third quarter of 2019 after the receipt of mandatory CE mark (for which we applied in the fourth quarter of 2018) and FDA clearance (for which we have not yet applied). Several factors could negatively affect our ability to achieve and maintain market acceptance of our ReWalk system or, once commercialized, our ReStore system, which could in turn materially impair our business, financial condition and operating results.

●	ReWalk. We have sold only a limited number of ReWalk systems, and market acceptance and adoption of the device depends on educating people with limited upright mobility and healthcare providers as to the distinct features, ease-of-use, positive lifestyle impact and other benefits of ReWalk compared to alternative technologies and treatments. ReWalk may not be perceived to have sufficient potential benefits compared with these alternatives. Users may also choose other therapies due to the disadvantages of using the ReWalk, including the time it takes for a user to put on ReWalk, the slower pace of the device compared to a wheelchair, the weight of ReWalk when carried, which makes it more burdensome for a companion to transport than a wheelchair, and the requirement that users be accompanied by a trained companion. Also, we believe that healthcare providers tend to be slow to change their medical treatment practices because of perceived liability risks arising from the use of new products and the uncertainty of third-party reimbursement. Accordingly, healthcare providers may not recommend the current ReWalk system until there is sufficient evidence to convince them to alter the treatment methods they typically recommend, such as prominent healthcare providers or other key opinion leaders in the spinal cord injury community recommending ReWalk products as effective in providing identifiable immediate and long-term health benefits.

In addition, we may be unable to sell on a profitable basis current ReWalk systems or other future products for home and community use if third-party payors deny coverage, limit reimbursement or reduce their levels of payment, or if our costs of production increase faster than increases in reimbursement levels. Although several private and national insurers in the United States and Europe have provided reimbursement for ReWalk in certain cases to date, the VA maintains its policy of covering the cost of ReWalk devices for qualifying veterans across the United States and German insurers Barmer and DGUV have issued broad coverage decisions for the ReWalk device, no broad uniform policy of coverage and reimbursement for electronic exoskeleton medical technology exists among third-party payors in the United States. Health insurance companies and other third-party payors in the future may also not deliver adequate coverage or reimbursement for our current or future products designed for home and community use. The VA, Barmer or DGUV may cancel or materially curtail their current policy of providing coverage for ReWalk devices in the United States and Germany for qualifying individuals who have suffered spinal cord injury, or we may not place enough ReWalk units through to make our sales profitable under their policies. For more information, see “Part I, Item 1A. Risk Factors—Risks Relating to our Business and our Industry—We may fail to secure or maintain adequate insurance coverage or reimbursement for ReWalk by third-party payors, which risk may be heightened if insurers find ReWalk to be investigational or experimental or if new government regulations change existing reimbursement policies. Additionally, such coverage or reimbursement, even if maintained, may not produce revenues that are high enough to allow us to sell our products profitably” in our 2017 Form 10-K incorporated by reference into this prospectus.

●	ReStore. We are currently undertaking a prospective clinical trial on the ReStore system to assess its safety during gait training in stroke patients in a rehabilitation setting. For more information, see “Summary—Overview—Research and Development” in this prospectus. The ReStore system is designed to provide advantages to stroke rehabilitation clinics and therapists as compared to other traditional therapies and devices by minimizing setup time, supplying real-time analytics to optimize session productivity and generating on-going data reports to assist with tracking patient progress. Other potential secondary benefits for rehabilitation clinics include reducing staffing requirements, staff fatigue and the risk for potential staff injuries. Since the ReStore device will first be used in the rehabilitative clinical setting, its market reception will depend heavily on our ability to demonstrate to clinics and therapists the systemic and economic benefits of using the ReStore device, the functionality of the device for the variety of patients that they treat and the overall advantages that the device provides to their patients compared to other technologies.

As a general matter, achieving and maintaining market acceptance of our current or future products could be negatively impacted by many other factors, including, but not limited to the following: results of clinical studies relating to our or similar products; claims that our products, or any of their components, infringe on patent or other intellectual property rights of third parties; our ability to support financially and leverage our sales, marketing and training infrastructure, as well as our research and development efforts; our ability to enhance and broaden our research and development efforts and product offerings in response to the evolving demands of people with paraplegia and lower limb disability and healthcare providers; our estimates regarding our current or future addressable market; perceived risks associated with the use of our products or similar products or technologies; the introduction of new competitive products or greater acceptance of competitive products; adverse regulatory or legal actions relating to our products or similar products or technologies; and problems arising from the outsourcing of our manufacturing capabilities, or our existing manufacturing and supply relationships. Any or all of these factors could materially and negatively impact our business, financial condition and operating results.

Our future growth and operating results will depend on our ability to develop, receive regulatory clearance for and commercialize new products and penetrate new product and geographic markets.

We are currently engaged in research and development efforts to address the needs of patients with mobility impairments besides paraplegia, such as stroke and multiple sclerosis, and, in the future, we plan to address these needs in cerebral palsy, Parkinson’s disease and elderly assistance. For more information, see “Summary—Overview—Research and Development.” In addition to other research and development projects, we collaborate with Harvard University’s Wyss Institute for Biologically Inspired Engineering to design, research and develop lightweight exoskeleton system technologies for lower limb disabilities intended to treat stroke, multiple sclerosis, mobility limitations for the elderly and other medical applications. As part of the collaboration, Harvard has also licensed to us certain of its intellectual property relating to lightweight exoskeleton system technologies for lower limb disabilities. We are obligated to use commercially reasonable efforts to develop products under the license in accordance with an agreed-upon development plan and to introduce and market such products commercially.

We expect that a portion of our revenues will be derived, in the next few years, from new soft suit exoskeleton products we create for use by individuals suffering from a stroke or multiple sclerosis, and, in later years, from other new products of ours aimed at addressing other medical indications which affect the ability to walk, including cerebral palsy, Parkinson’s disease and elderly assistance. As such, our future results will depend on our ability to successfully develop and commercialize such new products. We cannot ensure you that we will be able to introduce new products, products currently under development and products contemplated for future development for additional indications in a timely manner, or at all. For instance, while we recently applied for CE mark for our ReStore product for stroke patients, we have not yet submitted a 510(k) premarket notification to the FDA for the product and intend to do so by the first quarter 2019, following the completion of clinical trials. We aim to commercialize the system for use by stroke patients in Europe and the United States during the third quarter of 2019. Obtaining clearance for the ReStore product or other soft suit exoskeleton products could involve an extensive, costly and time-consuming process, and could be prolonged significantly beyond our expectations based on unexpected inquiries from regulators, thus delaying commercialization beyond our planned timetable. As a result, we cannot make any assurances regarding the ultimate timing of FDA clearance or CE mark or commercialization of the ReStore product or any future products. For more information on the clearance processes, see “Part I, Item 1. Business—Government Regulation” in our 2017 Form 10-K.

Harvard may also terminate its license agreement with us if we fail to obtain the requisite insurance, become insolvent or do not meet certain developmental milestones with respect to the products we develop using the patents licensed to us. Any such termination of this aspect of the collaboration with Harvard could impair our research and development efforts into lightweight soft suit exoskeleton system technologies for lower limb disabilities. In addition, we may not be able to clinically demonstrate the medical benefits of our products for new indications, we do not yet have any clinical data demonstrating the benefits of our products for indications other than paraplegia and we might not be able to support the economic benefits the new product has for the customer.

Even if we are successful in the design and development of new products, our growth and results of operations will depend on our ability to penetrate new markets and gain acceptance by non-spinal cord injury markets such as the stroke and multiple sclerosis communities, and, in the longer term, elderly assist and cerebral palsy patients. We may not be able to gain such market acceptance in these communities in a timely manner, or at all.

While our new products currently under development will share some aspects of the core technology platform in our current products, their design features and components may differ from our current products. Accordingly, these products will also be subject to the risks described under “—We rely on sales of our ReWalk systems and related service contracts and extended warranties for our revenue. We may not be able to achieve or maintain market acceptance of our ReWalk systems or, once approved and commercialized, our ReStore lightweight soft suit exoskeleton, or to generate sufficient revenues from these current and future products” in this prospectus. To the extent we are unable to successfully develop and commercialize products to address indications other than paraplegia, we will not meet our projected results of operations and future growth.

Risks Related to Government Regulation

We have submitted medical device reports, or MDRs, to the FDA for numerous serious injuries relating to use of the ReWalk Personal system, and have initiated a voluntary correction related to certain use instructions in the device’s labeling, which the FDA classified as a Class II recall. If our product may have caused or contributed to a death or a serious injury, or if our product malfunctioned and the malfunction’s recurrence would be likely to cause or contribute to a death or serious injury, we must comply with the FDA’s MDR regulations, which could result in voluntary corrective actions or FDA enforcement actions, such as mandatory recalls.

Under the FDA’s MDR regulations, we are required to report to the FDA information that reasonably suggests a product we market may have caused or contributed to a death or serious injury or malfunctioned and our product or a similar device marketed by us would be likely to cause or contribute to death or serious injury if the malfunction were to recur. In addition, all manufacturers placing medical devices in European Union markets are legally bound to report any serious or potentially serious incidents involving devices they produce or sell to the relevant authority in whose jurisdiction the incident occurred.

Between 2013 and 2017, we submitted a number of MDRs to report incidents in which ReWalk Personal users sustained falls or fractures. The FDA sent us letters requesting additional information relating to these MDRs submitted in 2017, including a request for a failure analysis. In August 2017, we initiated a voluntary correction for the ReWalk device that related to certain use instructions to reduce the risk of fractures and submitted a report to the FDA under 21 CFR Part 806. Under Part 806, manufacturers and importers are required to make a report to the FDA of any correction or removal of a device if the correction or removal was initiated to reduce a risk to health posed by the device or to remedy a violation of the U.S. Federal Food, Drug, and Cosmetic Act caused by the device that may present a risk to health. In 2018, we submitted additional MDRs for fractures that occurred in foreign countries between 2015 and 2018, and for fractures that occurred in the United States.

In June 2018, we received a letter from the FDA agreeing with our decision to initiate a corrective action for the ReWalk, classifying the recall action as a Class II recall, and requesting that we make regular status reports to the FDA regarding our progress. We submitted to the FDA revised labeling that incorporates the revised use instructions intended to prevent fractures as a special 510(k) in September of 2018, and the 510(k) is currently undergoing acceptance review. While FDA has statutory authority to require a recall, most recalls are undertaken voluntarily when a medical device is defective, when it could present a risk to health, or when it is both defective and presents a risk to health.

Additional fractures or other adverse events may occur in the future that may require us to report to the FDA pursuant to the MDR regulations, and/or to initiate a removal, correction, or other action. Any adverse event involving our products could result in future voluntary corrective actions, such as recalls or customer letters, or in an FDA enforcement action, such as a mandatory recall, notification to healthcare professionals and users, warning letter, seizure, injunction, or import alert. In addition, failure to report such adverse events to appropriate government authorities on a timely basis, or at all, could result in enforcement action against us. Any action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require financial resources and distract management, and may harm our reputation and financial results.

While we addressed the observations that the FDA cited in a 2015 warning letter related to our mandatory postmarket surveillance study and initiated the study, we are currently experiencing enrollment issues that make our study progress inadequate. Going forward, if we cannot meet certain FDA requirements and enrollment criteria for the study or otherwise satisfy FDA requests promptly, or if our study produces unfavorable results, we could receive additional FDA warnings, which could materially and adversely affect our commercial success.

We are conducting an ongoing mandatory FDA postmarket surveillance study on our ReWalk Personal 6.0, which began in June 2016. Before we began the current study, the FDA sent us a warning letter on September 30, 2015, or the September 2015 Warning Letter, threatening potential regulatory action against us for violations of Section 522 of the U.S. Federal Food, Drug, and Cosmetic Act, or the FFDCA, based on our failure to initiate a postmarket surveillance study by the September 28, 2015 deadline, our allegedly deficient protocol for that study, and the lack of progress and communication regarding the study. Between June 2014 and our receipt of the September 2015 Warning Letter, we had responded late to certain of the FDA’s requests related to our study protocol. In February 2016, the FDA sent us an additional information request, or the February 2016 Letter, requesting additional changes to our study protocol and asking that we amend the study within 30 days. This letter also discussed the FDA’s request, as further discussed in later communications with the FDA, for a new premarket notification for our ReWalk device, or a special 510(k), linked to what the FDA viewed as changes to the labeling and the device, including to a computer included with the device. In late March 2016, following multiple discussions with the FDA, including an in-person meeting, the FDA confirmed that the agency would permit the continued marketing of the ReWalk device conditioned upon our timely submitting a special 510(k) and initiating our postmarket surveillance study by June 1, 2016. The special 510(k) was timely submitted on April 8, 2016, and the FDA’s substantial equivalence determination was received by us on July 22, 2016, granting us permission to continue marketing the ReWalk device. Additionally, we submitted a protocol to the FDA for the postmarket surveillance study that was approved by the FDA on May 5, 2016.

We began the study on June 13, 2016, with Stanford University as the lead investigational site. In August 2016, the FDA sent us a letter stating that, based on its evaluation of our corrective and preventive actions in response to the September 2015 Warning Letter, it appeared we had adequately addressed the violations cited in the September 2015 Letter. As part of our study, we have provided the FDA with the required periodic reports on the study’s progress, in a few cases with delay, and we intend to continue providing the FDA with periodic reports as required. Through these reports, we have made the FDA aware that due to enrollment issues, we are currently unable to satisfy the target enrollment specified in the study protocol.

As of November 14, 2018, we had four active centers participating in the study (with a fifth site set to complete the process by the end of 2018), but only two sites have successfully enrolled patients. Ten subjects have enrolled in the study, one has completed the study and three are using the device in the community. This is substantially below the required number of patients included in our study protocol, currently leading the FDA to label our progress as “inadequate.” We are in ongoing communications with the FDA regarding options to address the inadequate progress. However, there can be no assurance that we will be able to satisfy the postmarket study requirements. If we cannot meet FDA requirements for the postmarket study or timely address requests from the FDA related to the study, or if the results of the study are not as favorable as we expect, the FDA may issue additional warning letters to us, impose limitations on the labeling of our device or require us to stop marketing the ReWalk Personal device in the United States. We derived 59.3% of our revenues in the fiscal year ended December 31, 2017 from sales of the ReWalk device in the United States and, if we are unable to market the ReWalk device in the United States, we expect that these sales would be adversely impacted, which could materially adversely affect our business and overall results of operations.

We are subject to extensive governmental regulations relating to the manufacturing, labeling and marketing of our products, and a failure to comply with such regulations could lead to withdrawal or recall of our products from the market.

Our medical products and manufacturing operations are subject to regulation by the FDA, the European Union, and other governmental authorities both inside and outside of the United States. These agencies enforce laws and regulations that govern the development, testing, manufacturing, labeling, storage, installation, servicing, advertising, promoting, marketing, distribution, import, export and market surveillance of ReWalk.

Our products are regulated as medical devices in the United States under the FFDCA as implemented and enforced by the FDA. Under the FFDCA, medical devices are classified into one of three classes (Class I, Class II or Class III) depending on the degree of risk associated with the medical device, what is known about the type of device, and the extent of control needed to provide reasonable assurance of safety and effectiveness. Classification of a device is important because the class to which a device is assigned determines, among other things, the necessity and type of FDA review required prior to marketing the device. For more information, see “Part I. Item 1. Business-Government Regulation” above.

In June 2014, the FDA granted our petition for “de novo” classification, which provides a route to market for medical devices that are low to moderate risk, but are not substantially equivalent to a predicate device, and classified ReWalk as Class II subject to certain special controls. The ReWalk is intended to enable individuals with spinal cord injuries to perform ambulatory functions under supervision of a specially trained companion, and inside rehabilitation institutions. The special controls established in the de novo order include the following: compliance with medical device consensus standards; clinical testing to demonstrate safe and effective use considering the level of supervision necessary and the use environment; non-clinical performance testing, including durability testing to demonstrate that the device performs as intended under anticipated conditions of use; a training program; and labeling related to device use and user training. In order for us to market ReWalk, we must comply with both general controls, including controls related to quality, facility registration, reporting of adverse events and labeling, and the special controls established for the device. Failure to comply with the general and special controls could lead to removal of ReWalk from the market, which would have a material adverse effect on our business.

Following the introduction of a product, the governmental agencies will periodically review our manufacturing processes and product performance, and we are under a continuing obligation to ensure that all applicable regulatory requirements continue to be met. The process of complying with the applicable good manufacturing practices, adverse event reporting and other requirements can be costly and time consuming, and could delay or prevent the production, manufacturing or sale of the ReWalk. In addition, if we fail to comply with applicable regulatory requirements, it could result in fines or delays of regulatory clearances, closure of manufacturing sites, seizures or recalls of products and damage to our reputation, as well as enforcement actions against us. Recent changes in enforcement practice by the FDA, European Union and other agencies have resulted in increased enforcement activity, which increases the compliance risk that we and other companies in our industry are facing. For example, the FDA could request that we recall our ReWalk Personal 6.0 device. For more information on certain deficiencies previously identified by the FDA in our mandatory post-market surveillance study on our ReWalk Personal 6.0, see “—While we addressed the observations that FDA cited in a 2015 warning letter related to our mandatory postmarket surveillance study and initiated the study, we are currently experiencing enrollment issues that make our study progress inadequate…” in this prospectus.

In addition, governmental agencies may impose new requirements regarding registration, labeling or prohibited materials that may require us to modify or re-register ReWalk once it is already on the market or otherwise impact our ability to market ReWalk in those countries. The process of complying with these governmental regulations can be costly and time consuming, and could delay or prevent the production, manufacturing or sale of ReWalk. In the European Union, for example, a new Medical Device Regulation was published in 2017, which, when it enters into full force in 2020, will include additional premarket and post-market requirements, as well as potential product reclassifications or more stringent commercialization requirements that could adversely affect our clearances and approvals. Penalties for regulatory non-compliance with the Medical Device Regulation could also be substantial, including fines, revocation or suspension of CE mark and criminal sanctions.

If we or our third-party manufacturers or suppliers fail to comply with the FDA’s Quality System Regulation, or QSR, our manufacturing operations could be interrupted.

We, our manufacturer Sanmina Corporation, or Sanmina, and some of our suppliers are required to comply with the FDA’s QSR which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our products. We, Sanmina and our suppliers are also subject to the regulations of foreign jurisdictions regarding the manufacturing process if we or our distributors market our products abroad. We continue to monitor our quality management in order to improve our overall level of compliance. Our facilities are subject to periodic and unannounced inspection by U.S. and foreign regulatory agencies to audit compliance with the QSR and comparable foreign regulations. If our facilities or those of Sanmina or our suppliers are found to be in violation of applicable laws and regulations, or if we, Sanmina or our suppliers fail to take satisfactory corrective action in response to an adverse inspection, the regulatory authority could take enforcement action, including any of the following sanctions:

●	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

●	customer notifications for repair, replacement or refunds;

●	operating restrictions, partial suspension or total shutdown of production;

●	recalls, withdrawals, administrative detention or seizure of our products;

●	refusing or delaying requests for 510(k) marketing clearance or approval of pre-market approval applications relating to new products or modified products;

●	withdrawing a PMA approval;

●	refusing to provide Certificates for Foreign Government;

●	refusing to grant export approval for our products; or

●	pursuing criminal prosecution.

Any of these sanctions could impair our ability to produce ReWalk in a cost-effective and timely manner in order to meet our customers’ demands, and could have a material adverse effect on our reputation, business, results of operations and financial condition. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits.

We are subject to various laws and regulations, including “fraud and abuse” laws and anti-bribery laws, which, if violated, could subject us to substantial penalties.

Medical device companies such as ours have faced lawsuits and investigations pertaining to alleged violations of numerous statutes and regulations, including anti-corruption laws and health care “fraud and abuse” laws, such as the federal False Claims Act, the federal Anti-Kickback Statute and the U.S. Foreign Corrupt Practices Act, or the FCPA. See Item 1. “Business-Government Regulation” in our 2017 Form 10-K.  U.S. federal and state laws, including the federal Physician Payments Sunshine Act, or the Sunshine Act, and the implementation of Open Payments regulations under the Sunshine Act, require medical device companies to disclose certain payments or other transfers of value made to healthcare providers and teaching hospitals or funds spent on marketing and promotion of medical device products. It is widely believed that public reporting under the Sunshine Act and implementing Open Payments regulations results in increased scrutiny of the financial relationships between industry, physicians and teaching hospitals. Further, some state laws require medical device companies to report information related to payments to physicians and other health care providers or marketing expenditures. These anti-kickback, anti-bribery, public reporting and aggregate spending laws affect our sales, marketing and other promotional activities by limiting the kinds of financial arrangements, including sales programs, we may have with hospitals, rehabilitation centers, physicians or other potential purchasers or users of ReWalk. They also impose additional administrative and compliance burdens on us. In particular, these laws influence, among other things, how we structure our sales offerings, including discount practices, customer support, education and training programs and physician consulting and other service arrangements, including those with marketers and sales agents. We may face significant costs in attempting to comply with these laws and regulations. If we are found to be in violation of any of these requirements or any actions or investigations are instituted against us, those actions could be costly to defend and could have a significant impact on our business, including the imposition of significant criminal and civil fines and penalties, exclusion from federal healthcare programs or other sanctions, and damage to our reputation or business.

The FCPA applies to companies, including ours, with a class of securities registered under the Exchange Act. The FCPA and other anti-bribery laws to which various aspects of our operations may be subject generally prohibit companies and their intermediaries from making improper payments to officials for the purpose of obtaining or retaining business. In various jurisdictions, our operations require that we and third parties acting on our behalf routinely interact with government officials, including medical personnel who may be considered government officials for purposes of these laws because they are employees of state-owned or controlled facilities. Other anti-bribery laws to which various aspects of our operations may be subject, including the United Kingdom Bribery Act, also prohibit improper payments to private parties and prohibit receipt of improper payments. Our policies prohibit our employees from making or receiving corrupt payments, including, among other things, to require compliance by third parties engaged to act on our behalf. Our policies mandate compliance with these anti-bribery laws; however, we operate in many parts of the world that have experienced governmental and/or private corruption to some degree. As a result, the existence and implementation of a robust anti-corruption program cannot eliminate all risk that unauthorized reckless or criminal acts have been or will be committed by our employees or agents. Violations of these laws, or allegations of such violations, could disrupt our business and harm our financial condition, results of operations, cash flows and reputation.

Risks Related to an Investment in our Securities

Sales of a substantial number of securities by us, our large shareholders and holders of our warrants and other derivative securities, certain of whom may have registration rights, could have an adverse effect on the value of our securities.

Sales by us of a substantial number of securities, or sales by our shareholders of a substantial number of ordinary shares, or the perception that these sales might occur, could cause the value of our securities to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our securities.

As of September 30, 2018,  2,437,500 ordinary shares were issuable pursuant to the exercise of warrants issued in our follow-on offering of ordinary shares and warrants in November 2016, with an exercise price of $4.75. Additionally, Kreos V has agreed to purchase 4,800,000 units, consisting of ordinary shares and common warrants, and 7,200,000 pre-funded units, consisting of pre-funded warrants and common warrants, in this offering. While Kreos V (together with its affiliates) may not, pursuant to the terms of its pre-funded warrants and common warrants, exercise any portion of the pre-funded warrants or common warrants to the extent that such holder would own more than 9.99% of the outstanding ordinary shares immediately after exercise, and Kreos V has represented that it intends to hold its securities with investment purpose, Kreos V could choose to resell securities it purchases in this offering at its discretion. Kreos V is also deemed to beneficially own 167,012 ordinary shares issuable pursuant to the exercise of warrants granted to Kreos V in connection with the Kreos V Loan Agreement in January and December 2016, with an exercise price of $9.64 (which exercise price we have agreed to amend to $0.30 shortly after the consummation of this offering).

Pursuant to our Amended and Restated Shareholders’ Rights Agreement, dated July 14, 2014, with certain of our shareholders, as of September 30, 2018, the beneficial owners of approximately 2,939,453 of our ordinary shares, including entities and individuals associated with SCP Vitalife Partners II, L.P., or Vitalife, and Yaskawa, were entitled to require that we register their shares under the Securities Act for resale into the public markets. We have also entered into a registration rights agreement with Timwell to register under the Securities Act its 16,000,000 privately-placed ordinary shares, 4,000,000 of which are currently outstanding. We must register such shares following the lapse of restrictions on transfer of Timwell’s privately-placed shares. Such restrictions lapse 18 months after the earlier of the termination of the Investment Agreement or the closing of the third tranche, after May 15, 2019 if any of the license agreement, supply agreement or joint venture agreements are not signed by that date, or following the termination of the license agreement, supply agreement or joint venture agreement (other than due to the fault of Timwell or its affiliates), or in certain other cases. For more information regarding the status of the Timwell transaction, see “Summary—Recent Developments—Investment Agreement with Timwell Corporation Limited.”

All shares sold pursuant to an offering covered by a registration statement would be freely transferable. With respect to the outstanding warrants issued in our follow-on offering in November 2016, there may be certain restrictions on the holders to sell the underlying ordinary shares to the extent they are restricted securities, held by “affiliates” or would exceed certain ownership thresholds. Certain of our largest shareholders may also have limitations under Rule 144 under the Securities Act on the resale of certain ordinary shares they hold unless they are registered for resale under the Securities Act. Despite these limitations, if we, our existing security-holders or their affiliates sell a substantial number of the above-mentioned securities in the public market, the value of our securities could decrease significantly. Any such decrease could impair the value of your investment in us.

We may not be able to maintain the listing of our ordinary shares on the Nasdaq Capital Market, which could adversely affect our liquidity and the trading volume and market price of our ordinary shares, and decrease or eliminate your investment.

We recently received a notification letter, or the Bid Price Letter, from Nasdaq indicating that we did not satisfy the requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a), or Rule 5550(a), to maintain a minimum bid price of $1 per share. Separately, we received a notification letter, or the MVLS Letter, from Nasdaq stating that, under Nasdaq Listing Rule 5550(b), or Rule 5550(b), we failed to comply with the minimum $35 million market value of listed securities, or MVLS, requirement for continued listing on the Nasdaq Capital Market as of October 26, 2018 and did not meet the rule’s alternative $2.5 million shareholders’ equity and $500,000 net income standards as of applicable balance sheet and income statement dates. We became deficient as of October 26, 2018 with Rule 5550(a) as our closing bid price was less than $1 per share for 30 consecutive business days, and with Rule 5550(b) because, in addition to not meeting the alternative shareholders’ equity and net income requirements, our MVLS was below $35 million for 30 consecutive business days. The MVLS Letter addresses the same continued listing deficiency raised by NASDAQ in letters from November 2017 and May 2018, which we cured temporarily in June 2018 when our MVLS exceeded $35 million for the required period after the closing of a private placement. As in the past, the Bid Price Letter and the MVLS Letter are notices of deficiency, not delisting, and do not currently affect the listing or trading of ReWalk ordinary shares on the Nasdaq Capital Market.

We have 180 days, or until April 24, 2019, to comply with (i) Rule 5550(a) by maintaining a closing bid price of at least $1 per share for 10 consecutive business days, and (ii) Rule 5550(b) by (1) maintaining a MVLS (the product of total shares outstanding and the daily closing bid price) of $35 million or (2) having shareholders’ equity of at least $2.5 million. Additionally, we may be eligible for a second 180-day period to satisfy Rule 5550(a)’s minimum bid price requirement, if, as of April 24, 2019, we continue to have a market value of publicly held shares of at least $1 million and meets all other initial listing standards of the Nasdaq Capital Market (with the exception of the bid price requirement).  As of September 30, 2018, our shareholders’ deficiency was approximately $5.2 million, and for the nine months ended September 30, 2018, our net loss was approximately $16.7 million, both below the alternative standards for compliance under Rule 5550(b). We intend to monitor closely the closing bid price of our ordinary shares and our MVLS and to consider plans for regaining compliance with Rules 5550(a) and 5550(b), which may include implementing additional capital raises. While we plan to review all available options, there can be no assurance that we will be able to regain compliance with the applicable rules.

If we do not regain compliance with Rule 5550(b) by April 24, 2019, or if we regain compliance with Rule 5550(b) by April 24, 2019 but fail to regain compliance with Rule 5550(a) during that rule’s applicable cure period, Nasdaq will notify us that our ordinary shares are subject to delisting. We would then be permitted to appeal any delisting determination to a Nasdaq Hearings Panel. Our ordinary shares would remain listed on the Nasdaq Capital Market pending the panel’s decision after the hearing. If we do not appeal the delisting determination or do not succeed in such an appeal, we may list our ordinary shares on an over-the-counter exchange. Any such delisting determination could seriously decrease or eliminate the value of an investment in our ordinary shares and other securities linked to our ordinary shares. While a listing on an over-the-counter exchange could maintain some degree of a market in our ordinary shares, we could face substantial material adverse consequences, including, but not limited to, the following: limited availability for market quotations for our ordinary shares; reduced liquidity with respect to and decreased trading prices of our ordinary shares; a determination that our ordinary shares are “penny stock” under SEC rules, subjecting brokers trading our ordinary shares to more stringent rules on disclosure and the class of investors to which the broker may sell the ordinary shares; limited news and analyst coverage for our Company, in part due to the “penny stock” rules; decreased ability to issue additional securities or obtain additional financing in the future; and potential breaches under or terminations of our agreements with current or prospective large shareholders, strategic investors and banks. The perception among investors that we are at heightened risk of delisting could also negatively affect the market price of our securities and trading volume of our ordinary shares.

Following the dismissal of several securities class lawsuits against us, we are currently subject to one securities class action lawsuit against us, which may result in an adverse outcome.

Between September 2016 and January 2017, eight putative class actions on behalf of alleged shareholders that purchased or acquired our ordinary shares pursuant and/or traceable to our registration statement on Form F-1 (File No. 333-197344) used in connection with our IPO, were commenced in the following courts: (i) the Superior Court of the State of California, County of San Mateo; (ii) the Superior Court of the Commonwealth of Massachusetts, Suffolk County; (iii) the United States District Court for the Northern District of California; and (iv) the United States District Court for the District of Massachusetts. As of November 14, 2018, the California state and federal cases and the case in Massachusetts Superior Court have been dismissed with no further right to appeal, and the case in the United States District Court for the District of Massachusetts has been partially dismissed. The actions involved or involve claims under various sections of the Securities Act, against us, certain of our current and former directors and officers, the underwriters of our IPO and certain other defendants.

The remaining action, which was commenced in the United States District Court for the District of Massachusetts, or the District Court, and alleges violations of Sections 11 and 15 of the Securities Act and Sections 10(b) and 20(a) of the Exchange Act, was partially dismissed on August 23, 2018. The District Court granted the motion to dismiss the claims under Sections 11 and 15 of the Securities Act, finding that the plaintiff failed to plead a false or misleading statement in the IPO registration statement. The District Court did not address the claims under Sections 10(b) and 20(a) of the Exchange Act because, as a result of the dismissal of the claims under the Securities Act, the lead plaintiff lacked standing to pursue those claims. Because the action in the District Court was styled as a class action, the District Court permitted the plaintiff to file a supplemental memorandum concerning standing or a motion to appoint a substitute or supplemental plaintiff. For more information, see “Recent Developments—Securities Litigation Update.”

We are generally required, to the extent permitted by Israeli law, to indemnify our current and former directors and officers who are named as defendants in these types of lawsuits. We also have certain contractual indemnification obligations to the underwriters of our IPO regarding the securities class action lawsuits. While a certain amount of insurance coverage is available for expenses or losses associated with these lawsuits, this coverage may not be sufficient. Based on information currently available, we are unable to reasonably estimate a possible loss or range of possible losses, if any, with regard to the remaining lawsuit; therefore, no litigation reserve has been recorded in our consolidated balance sheets. Although we plan to defend against the remaining lawsuit vigorously, there can be no assurances that a favorable final outcome will be obtained. This lawsuit or future litigation may require significant attention from management and could result in significant legal expenses, settlement costs or damage awards that could have a materially adverse impact on our financial position, results of operations and cash flows.

Additional Risks Related to This Offering

Purchasers of units and/or pre-funded units in this offering will experience immediate dilution in the book value of their investment.

The effective public offering price per share included in the units or issuable upon exercise of the pre-funded warrants included in the pre-funded units is higher than the net tangible book value per share of our ordinary shares before giving effect to this offering. Based on the public offering price of  $0.30 per unit and $0.29 per pre-funded unit being sold in this offering, and our net tangible book value per share as of September 30, 2018, if you purchase units and/or pre-funded units in this offering, you will suffer immediate and substantial dilution of $0.20 per share, with respect to the net tangible book value of the ordinary shares. Furthermore, if outstanding options or warrants are exercised, the pre-funded warrants or common warrants sold in this offering are exercised or the underwriters exercise in full their option to purchase additional shares and/or common warrants, you could experience further dilution. In addition, if the applicable closing conditions are met at any or all of the remaining two tranche closings under the Investment Agreement with Timwell, existing shareholders will experience substantial dilution from the periodic issuances of ordinary shares. For more information, including how these amounts were calculated, see “Dilution.”

Our management will have broad discretion as to the use of the proceeds from this offering, and may not use the proceeds effectively.

Our management will have broad discretion as to the application of the net proceeds from this offering. Currently, we intend to use the net proceeds from this offering for the following purposes: (i) sales, marketing and reimbursement expenses related to market development activities and broadening third-party payor coverage; (ii) research and development costs related to developing our lightweight “exo-suit technology for various lower limb disabilities, including stroke and other indications affecting the ability to walk; and (iii) the repayment of outstanding indebtedness under the Kreos V Convertible Note and such other related payments ($3.6 million, including principal, prepayment costs and “end of loan” payments). See “Use of Proceeds.” You will not have the opportunity, as part of your investment decision, to assess whether these proceeds are being used appropriately. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value, which could cause the price of our securities to decline.

There is no public market for the pre-funded warrants or common warrants being offered in this offering.

There is no established public trading market for the pre-funded warrants or common warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants or common warrants on any securities exchange or nationally recognized trading system, including the Nasdaq Capital Market. Without an active market, the liquidity of the pre-funded warrants and common warrants will be limited.

Holders of pre-funded warrants or common warrants purchased in this offering will have no rights as shareholders until such holders exercise their pre-funded warrants or common warrants and acquire our ordinary shares.

Until holders of pre-funded warrants or common warrants acquire ordinary shares upon exercise of the pre-funded warrants or common warrants, holders of pre-funded warrants or common warrants will have no rights with respect to our ordinary shares underlying such pre-funded warrants or common warrants. Upon exercise of the pre-funded warrants or common warrants, the holders will be entitled to exercise the rights of a shareholder only as to matters for which the record date occurs after the exercise date.

The pre-funded warrants and common warrants are speculative in nature.

Neither the pre-funded warrants nor the common warrants offered hereby confer any rights of ordinary share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire ordinary shares at a fixed price. Specifically, commencing on the date of issuance, holders of the pre-funded warrants may acquire the ordinary shares issuable upon exercise of such warrants at an exercise price of  $0.01 per ordinary share and holders of the common warrants may acquire the ordinary shares issuable upon exercise of such warrants at an exercise price of  $0.30 per share. Moreover, following this offering, the market value of the pre-funded warrants and common warrants is uncertain and there can be no assurance that the market value of the pre-funded warrants or the common warrants will equal or exceed their public offering price. There can be no assurance that the market price of the ordinary shares will ever equal or exceed the exercise price of the pre-funded warrants or common warrants, and consequently, whether it will ever be profitable for holders of the pre-funded warrants to exercise the pre-funded warrants or the holders of the common warrants to exercise the common warrants.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, potential market opportunities and the effects of competition. Forward-looking statements may include projections regarding our future performance and, in some cases, can be identified by words like “anticipate,” “assume,” “believe,” “could,” “seek,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “should,” “will,” “would” or similar expressions that convey uncertainty of future events or outcomes and the negatives of those terms.

These forward-looking statements are based on our management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict, and many of which are outside of our control. Important factors that could cause our actual results, levels of activity or performance to differ materially from those indicated in the forward-looking statements include, among others:

●	our expectations regarding future growth, including our ability to increase sales in our existing geographic markets, expand to new markets and achieve our planned expense reductions;

●	our management’s conclusion, and our independent registered public accounting firm’s statement in its opinion relating to our accompanying consolidated financial statements, that there is a substantial doubt as to our ability to continue as a going concern;

●	our ability to regain compliance with the continued listing requirements of the Nasdaq Capital Market and the risk that our ordinary shares will be delisted if we cannot do so;

●	our ability to maintain and grow our reputation and the market acceptance of our products;

●	our ability to achieve reimbursement from third-party payors for our products;

●	our expectations as to our clinical research program and clinical results;

●	our expectations as to the results of the FDA’s regulatory developments with respect to our mandatory 522 postmarket surveillance study;

●	the outcome of ongoing shareholder class action litigation relating to our IPO;

●	our ability to repay our secured indebtedness;

●	our ability to improve our products and develop new products;

●	our ability to close periodic issuances of our ordinary shares to, and to form a joint venture in China with, Timwell and the resulting effect on our liquidity and financial condition;

●	the risk of substantial dilution resulting from additional issuances, if any, of our ordinary shares to Timwell;

●	the significant voting power and de facto voting control Timwell may acquire upon additional issuances, if any, of our ordinary shares to Timwell;

●	our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others;

●	our ability to gain and maintain regulatory approvals;

●	our ability to secure capital from equity and debt financings in light of limitations under our effective registration statement on Form S-3, the price range of our ordinary shares and conditions in the financial markets, and the risk that such financings may dilute our shareholders or restrict our business;

●	our ability to use effectively the proceeds of this offering and other offerings of our securities;

●	the impact of the market price of our ordinary shares on the determination of whether we are a passive foreign investment company;

●	our ability to maintain relationships with existing customers and develop relationships with new customers; and

●	our compliance with medical device reporting regulations to report adverse events involving our products and the potential impact of such adverse events on ReWalk’s ability to market and sell its products.

The preceding list is not intended to be an exhaustive list of all of our statements. The statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the risks provided under “Risk Factors” included in this prospectus and the documents incorporated by reference into this prospectus.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur.

You should not put undue reliance on any forward-looking statements. Any forward-looking statement made in this prospectus speaks only as of the date hereof. Factors or events that could cause our actual results to differ from the statements contained herein may emerge from time to time, and it is not possible for us to predict all of them. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We estimate the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses as described in “Underwriting,” and excluding the proceeds, if any, from the exercise of the common warrants and pre-funded warrants issued in this offering, will be approximately $9.9 million (or approximately $11.5 million if the underwriters exercise in full their option to purchase up to an additional 5,799,108 ordinary shares and/or common warrants to purchase up to an additional 5,799,108 ordinary shares). We cannot predict when or if these common warrants or pre-funded warrants will be exercised. It is possible that these common warrants may expire and may never be exercised, or that the pre-funded warrants may never be exercised.

We intend to use the net proceeds from this offering for the following purposes:

●	sales, marketing and reimbursement expenses related to market development activities and broadening third-party payor coverage;

●	research and development costs related to developing our lightweight exo-suit technology for various lower limb disabilities, including stroke and other indications affecting the ability to walk; and

●	the repayment of all outstanding indebtedness under the Kreos V Convertible Note, which bears interest at a rate of 10.75% and matures on June 9, 2020, and such other related payments ($3.6 million, including principal, prepayment costs and “end of loan” payments).

We may also use net proceeds from this offering to make acquisitions or investments in complementary companies or technologies, although we do not have any agreement or understanding with respect to any such acquisition or investment at this time. We do not currently have more specific plans or commitments with respect to the net proceeds from this offering and, accordingly, are unable to quantify the allocation of such proceeds among the various potential uses. We will have broad discretion in the way that we use the net proceeds of this offering.

INFORMATION REGARDING THE MARKET IN OUR ORDINARY SHARES AND DIVIDEND POLICY

Our ordinary shares began trading publicly on the Nasdaq Global Market on September 12, 2014 and were transferred for listing on the Nasdaq Capital Market effective May 25, 2017. Prior to the initial listing in September 2014, there was no public market for our ordinary shares. Our ordinary shares trade under the trading symbol “RWLK.”

The last reported sales price of our ordinary shares as reported by the Nasdaq Capital Market on November 15, 2018 was $0.44 per ordinary share. As of November 12, 2018, there were approximately 32 holders of record of our ordinary shares, including Cede & Co., the nominee of the Depositary Trust Company. The actual number of beneficial holders of ordinary shares is greater than this number of record holders, because it includes beneficial owners whose shares are held in street name by brokers and other nominees.

No dividends have been declared or paid on our ordinary shares. We do not anticipate paying any cash dividends on any of our ordinary shares in the foreseeable future. We currently intend to retain any earnings to finance the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then-existing conditions, including our earnings, capital requirements, results of operations, financial condition, business prospects and other factors that our board of directors considers relevant. Further, the Kreos V Loan Agreement contains provisions that limit our ability to pay dividends on our ordinary shares. See “Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2017 Form 10-K and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018, each incorporated by reference into this prospectus, for additional information regarding our financial condition.

DILUTION

If you invest in our units and/or pre-funded units in this offering, your ownership interest in our ordinary shares will be immediately diluted to the extent of the difference between the public offering price per share and the as-adjusted net tangible book value per ordinary share after this offering. As of September 30, 2018, our net tangible book value per ordinary share was a deficit of $0.15. Net tangible book value per ordinary share represents our total tangible assets less our total liabilities, divided by the number of ordinary shares outstanding.

After giving effect to the issuance and sale of units in this offering at $0.30 per unit and of pre-funded units in this offering at $0.29 per pre-funded unit (assuming no exercise of the pre-funded warrants or common warrants contained in the units or pre-funded units), and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as-adjusted net tangible book value as of September 30, 2018 would have been approximately $4.7 million, or $0.10 per ordinary share. This amount represents an immediate increase in net tangible book value of $0.25 per ordinary share to our directors, officers and other affiliates and immediate dilution in net tangible book value of $0.20 per ordinary share to new investors purchasing securities in this offering at the public offering price. We determine dilution by subtracting the as-adjusted net tangible book value per ordinary share after this offering from the amount of cash that a new investor paid for an ordinary share.

The following table illustrates this dilution, and is based on 35,647,411 ordinary shares issued and outstanding as of September 30, 2018, on an as-adjusted basis as described above.

Public offering price per unit		$0.30
Net tangible book value per ordinary share as of September 30, 2018	$(0.15)
Increase in net tangible book value per ordinary share attributable to this offering	$0.25
As-adjusted net tangible book value per ordinary share after this offering		$0.10
Dilution per ordinary share to new investors in this offering		$0.20

If the underwriters were to exercise in full their option to purchase 5,799,108 additional ordinary shares and/or common warrants to purchase an additional 5,799,108 ordinary shares at the public offering prices of $0.29 per additional ordinary share and $0.01 per additional common warrant, in each case, less underwriting discounts and commissions and estimated offering expenses, the net tangible book value after this offering would be $0.12 per share, representing an immediate increase in net tangible book value of $0.27 per ordinary share to our directors, officers and other affiliates and immediate dilution in net tangible book value of $0.18 per share to new investors in this offering.

The information above does not give effect to ordinary shares issuable upon the exercise and/or conversion of various outstanding securities, the exercise of the pre-funded warrants and common warrants sold in this offering or to the use of proceeds in this offering, including for the repayment of $3.6 million to Kreos V for outstanding indebtedness under the Kreos V Convertible Note and related payments to Kreos V. For the other assumptions underlying this table, see “Summary—The Offering—Assumptions Used Throughout This Prospectus.” To the extent that outstanding stock options and warrants are exercised, the pre-funded warrants or common warrants sold in this offering are exercised, and the applicable closing conditions of the Investment Agreement with Timwell are met at any or both of the remaining tranche closings, there will be further dilution to new investors. In addition, we may seek to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

CAPITALIZATION

The following table summarizes our cash and cash equivalents, certain other items from our historical consolidated balance sheet, and capitalization as of September 30, 2018:

●	on an actual basis;

●	on a pro forma basis to give effect to the sale by us of 12,401,390 units and 26,259,332 pre-funded units in this offering at the public offering prices of $0.30 per unit and $0.29 per pre-funded unit, after deducting the underwriting discounts and commissions and estimated offering expenses, and excluding the proceeds, if any, from the exercise of pre-funded warrants and common warrants issued in this offering at exercise prices of $0.01 per share and $0.30 per share, respectively;

●	on a pro forma as-adjusted basis to give effect to (i) the sale by us of 12,401,390 units and 26,259,332 pre-funded units in this offering at the public offering prices of $0.30 per unit and $0.29 per pre-funded unit, after deducting the underwriting discounts and commissions and estimated offering expenses, and excluding the proceeds, if any, from the exercise of pre-funded warrants and common warrants issued in this offering at exercise prices of $0.01 per share and $0.30 per share, respectively, and (ii) the use of the proceeds of this offering to repay outstanding indebtedness under the Kreos V Convertible Note and other related payments ($3.6 million, including principal, prepayment costs and “end of loan” payments).

	As of September 30, 2018
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands) (unaudited)

Cash and cash equivalents	$5,230	$15,145	$11,545
Long-term debt, including current maturities	$12,422	$12,422	$9,494
Shareholders’ equity (deficiency)
Ordinary shares NIS 0.01 par value - Authorized: 250,000,000; Issued and outstanding: 35,647,411 shares actual; 250,000,000 shares authorized and 48,048,801 shares issued pro forma; 250,000,000 shares authorized and 48,048,801 shares issued pro forma as adjusted	$100	$133	$133
Additional paid-in capital	$142,579	$152,461	$152,461
Accumulated deficit	$(147,900)	$(147,900)	$(148,572)
Total shareholders’ equity (deficiency)	$(5,221)	$4,694	$4,022
Total liabilities and shareholders’ equity	$11,874	$21,789	$18,189

The information above does not give effect to ordinary shares issuable upon the exercise and/or conversion of various outstanding securities and the exercise of the pre-funded warrants and common warrants sold in this offering. For the other assumptions underlying this table, see “Summary—The Offering—Assumptions Used Throughout This Prospectus”.

Additionally, the information above relating to our pro forma as-adjusted capitalization as of September 30, 2018 is preliminary only, and does not reflect (i) possible changes to our long-term debt stemming from the planned amendment to the Kreos V Loan Agreement to increase the interest rate from 10.75% and defer certain payments thereunder and (ii) possible changes to our capitalization as of subsequent balance sheet dates resulting from the accounting treatment for debt modifications and/or extinguishments. This information is subject to these and other potential adjustments that may be made to our balance sheet as of subsequent dates, following the performance of procedures on our post-offering financial statements by us and our independent registered public accounting firm.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering (i) 12,401,390 units, each unit consisting of one ordinary share and one common warrant to purchase one ordinary, and (ii) 26,259,332 pre-funded units, each pre-funded unit consisting of one pre-funded warrant to purchase one ordinary share and one common warrant to purchase one ordinary share (excluding the underwriters’ option to purchase up to an additional 5,799,108 ordinary shares and/or common warrants to purchase up to an additional 5,799,108 ordinary shares up to 30 days following the date of this prospectus).

Each ordinary share and accompanying common warrant included in each unit will be issued separately and will be immediately separable upon issuance, and the pre-funded warrant to purchase one ordinary share and the accompanying common warrant included in each pre-funded unit will be issued separately and will be immediately separable upon issuance. The units and pre-funded units will not be issued or certificated. We are also registering the ordinary shares included in the units and the ordinary shares issuable from time to time upon exercise of the pre-funded warrants included in pre-funded units and common warrants included in the units and the pre-funded units offered hereby.

Ordinary Shares

The following description of our ordinary shares is a summary and is qualified in its entirety by reference to our Second Amended and Restated Articles of Association, which are filed as Exhibit 3.1 to our 2017 Form 10-K incorporated by reference into this prospectus.

Our authorized share capital consists solely of 250,000,000 ordinary shares, par value NIS 0.01 per share, of which 35,647,411 shares were issued and outstanding as of September 30, 2018.

All of our issued and outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Voting Rights

Pursuant to our Articles of Association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. Shareholders may vote at a general meeting either in person, by proxy or by written ballot.

Quorum requirements

The quorum required for our general meetings of shareholders consists of at least two holders of our ordinary shares present in person or by proxy and holding among them at least 33 1/3% of the total outstanding voting rights.

Vote Requirements

Our Articles of Association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Israeli Companies Law or by our Articles of Association. Under the Israeli Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) requires special approval. For more information, see our Registration Statement on Form 8-A as filed with the SEC on September 2, 2014 under the heading “Item 1. Description of Registrant’s Securities to be Registered.” Under our Articles of Association, the alteration of the rights, privileges, preferences or obligations of any class of our shares requires the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. Our Articles of Association also require that the removal of any director from office (other than our external directors) or the amendment of the provisions of our amended articles relating to our staggered board requires the vote of 65% of the total voting power of our shareholders. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the Company pursuant to Section 350 of the Israeli Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution.

Transfer of Shares; Share Ownership Restrictions

Our fully-paid ordinary shares are issued in registered form and may be freely transferred under our Articles of Association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our Articles of Association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors.

Under our Articles of Association, our board of directors must consist of not less than five but no more than thirteen directors, including two external directors as required by the Israeli Companies Law. Pursuant to our Articles of Association, other than the external directors, for whom special election requirements apply under the Israeli Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares, participating and voting at the relevant meeting. In addition, our directors, other than the external directors, are divided into three classes that are each elected at a general meeting of our shareholders every three years, in a staggered fashion (such that one class is elected each year), and serve on our board of directors unless they are removed by a vote of 65% of the total voting power of our shareholders at a general or special meeting of our shareholders or upon the occurrence of certain events, in accordance with the Israeli Companies Law and our Articles of Association. In addition, our Articles of Association allow our board of directors to appoint new directors and appoint directors to fill vacancies on the board of directors to serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated.

External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances and may be removed from office pursuant to the terms of the Israeli Companies Law. Pursuant to regulations promulgated relatively recently under the Israel Companies Law, as a company that does not have a controlling shareholder and that complies with the United States securities laws and the corporate governance rules of The Nasdaq Stock Market LLC, we are permitted to “opt out” of the requirement to appoint external directors. In February 2018, we opted out of the requirement to have external directors.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our Articles of Association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Israeli Companies Law, a company may make a distribution of dividends out of its profits on the condition that there is no reasonable concern that the distribution may prevent the company from meeting its existing and expected obligations when they fall due. The Israeli Companies Law defines such profit as retained earnings or profits accrued in the last two years, whichever is greater, according to the last reviewed or audited financial statements of the company, provided that the date of the financial statements is not more than six months before the distribution.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on payments of dividends or other distributions with respect to our ordinary shares or the proceeds from the sale of the shares, except for the obligation of Israeli residents to file reports with the Bank of Israel regarding certain transactions. However, legislation remains in effect pursuant to which currency controls can be imposed by administrative action at any time.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our Articles of Association as extraordinary general meetings. Our board of directors may call extraordinary general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law provides that our board of directors is required to convene an extraordinary general meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) five percent or more of our outstanding issued shares and one percent of our outstanding voting power or (b) five percent or more of our outstanding voting power.

Subject to the provisions of the Israeli Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Israeli Companies Law requires that resolutions regarding the following matters be passed at a general meeting of our shareholders:

●	amendments to our Articles of Association;

●	appointment or termination of our auditors;

●	appointment of external directors;

●	approval of certain related party transactions;

●	increases or reductions of our authorized share capital;

●	a merger; and

●	the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Israeli Companies Law and our Articles of Association require that notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Under the Israeli Companies Law and under our Articles of Association, shareholders are not permitted to take action via written consent in lieu of a meeting.

Access to Corporate Records

Under the Israeli Companies Law, shareholders generally have the right to review the following: minutes of our general meetings; our shareholders register and principal shareholders register; our Articles of Association; our annual financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction with a related party that requires shareholder approval under the related party transaction provisions of the Israeli Companies Law. We may deny a request to review a document if we believe it has not been made in good faith, that the document contains a trade secret or patent or that the document’s disclosure may otherwise impair our interests.

Acquisitions Under Israeli Law

Full Tender Offer. A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital (or of a class thereof) is required by the Israeli Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If as a result of a full tender offer the purchaser would own more than 95% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. The law provides for appraisal rights if any shareholder files a request in court within six months following the consummation of a full tender offer, but the purchaser is entitled to stipulate that tendering shareholders forfeit their appraisal rights. If as a result of a full tender offer the purchaser would own 95% or less of the issued and outstanding share capital of the company or of the applicable class, the purchaser may not acquire shares that will cause its shareholding to exceed 90% of the issued and outstanding share capital of the company or of the applicable class.

Special Tender Offer. The Israeli Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% of the voting rights in the company. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger. The Israeli Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Israeli Companies Law are met, by a majority vote of each party’s shares, and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders of the company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Companies Registrar and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-takeover Measures Under Israeli Law

The Israeli Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. Upon the closing of our IPO, our Articles of Association were amended to provide that no preferred shares are authorized. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our Articles of Association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israeli Companies Law as described in this prospectus in “—Voting Rights.”

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (718) 921-8300.

Listing

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “RWLK.”

Pre-Funded Warrants

The following description of our pre-funded warrants we are offering is a summary and is qualified in its entirety by reference to the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Duration and Exercise Price. Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.01. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of ordinary shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our ordinary shares and the exercise price. The pre-funded warrants will be issued separately from the accompanying common warrants, and may be transferred separately immediately thereafter.

Exercisability. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly-executed exercise notice accompanied by payment in full for the number of ordinary shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). Purchasers of the pre-funded warrants in this offering may elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the pre-funded warrants at closing to have their pre-funded warrants exercised immediately upon issuance and receive ordinary shares underlying the pre-funded warrants upon closing of this offering.

A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding ordinary shares immediately after exercise. However, upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding ordinary shares after exercising the holder’s pre-funded warrants up to 9.99% of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding ordinary shares. No fractional ordinary shares will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Cashless Exercise. If, at the time a holder exercises its pre-funded warrants, a registration statement registering the issuance of the ordinary shares underlying the pre-funded warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of the ordinary shares determined according to a formula set forth in the pre-funded warrants.

Transferability. Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.

Right as a Shareholder. Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of our ordinary shares, the holders of the pre-funded warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their pre-funded warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our ordinary shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding ordinary shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding ordinary shares, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Common Warrants

The following description of the common warrants we are offering is a summary and is qualified in its entirety by reference to the provisions of the common warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Duration and Exercise Price. Each common warrant offered hereby will have an initial exercise price per share equal to $0.30. The common warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of ordinary shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our ordinary shares and the exercise price. The common warrants will be issued separately from the ordinary shares, and may be transferred separately immediately thereafter. A common warrant to purchase one ordinary share will included in every one unit or pre-funded unit purchased in this offering.

Exercisability.   The common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ordinary shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the common warrant to the extent that the holder would own more than 4.99% of the outstanding ordinary shares immediately after exercise. However, upon at least 61 days’ prior notice from the holder to us, the holder may increase the holder’s amount of ownership of outstanding ordinary shares after exercising the holder’s common warrants up to 9.99% of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants. Purchasers in this offering may also elect prior to the issuance of the common warrants to have the initial exercise limitation set at 9.99% of our outstanding ordinary shares. No fractional ordinary shares will be issued in connection with the exercise of a common warrant. In lieu of fractional ordinary shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Cashless Exercise.   If, at the time a holder exercises its common warrants, a registration statement registering the issuance of the ordinary shares underlying the common warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of ordinary shares determined according to a formula set forth in the common warrants.

Transferability.   Subject to applicable laws, a common warrant may be transferred at the option of the holder upon surrender of the common warrant to us together with the appropriate instruments of transfer.

Exchange Listing.   There is no trading market available for the common warrants on any securities exchange or nationally recognized trading system. We do not intend to list the common warrants on any securities exchange or nationally recognized trading system.

Right as a Shareholder.   Except as otherwise provided in the common warrants or by virtue of such holder’s ownership of our ordinary shares, the holders of the common warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their common warrants.

Fundamental Transaction.   In the event of a fundamental transaction, as described in the common warrants and generally including any reorganization, recapitalization or reclassification of our ordinary shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding ordinary shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding ordinary shares, the holders of the common warrants will be entitled to receive upon exercise of the common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the common warrants immediately prior to such fundamental transaction.

MATERIAL TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli Tax Considerations

The following is a discussion of the material Israeli tax consequences concerning the ownership and disposition of our securities. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. Because parts of this discussion are based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

Tax Treatment of Pre-Funded Warrants

Israeli tax law is not sufficiently clear regarding the treatment of pre-funded warrants and therefore pre-funded warrants may be treated as ordinary shares for Israeli income tax purposes. Purchasers should consult their tax advisors regarding the proper Israeli tax treatment of pre-funded warrants.

Allocation of Purchase Price and Characterization of Units

Each unit should be treated for Israeli income tax purposes as an investment unit consisting of one ordinary share or one pre-funded warrant, as the case may be, and one common warrant to purchase one ordinary share.  For Israeli income tax purposes, each holder must allocate the purchase price of a unit between that ordinary share or pre-funded warrant, as applicable, and one common warrant based on the relative fair market value of each at the time of issuance.  The price allocated to each ordinary share, pre-funded warrant and common warrant generally will be the holder’s tax basis in such security, as the case may be.

Sale, Exchange or Other Taxable Disposition of Ordinary Shares, Common Warrants and Pre-Funded Warrants

A non-Israeli resident who derives capital gains from the sale of shares or warrants in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will be exempt from Israeli tax so long as the securities were not held through a permanent establishment that the non-resident maintains in Israel. A partial exemption may be available for non-Israeli resident holders who acquired their securities prior to the issuer’s initial public offering.

However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. Such exemption is not applicable to a person whose gains from selling or otherwise disposing of the securities are deemed to be a business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the United States-Israel Tax Treaty, the disposition of shares by a shareholder who (i) is a U.S. resident (for purposes of the treaty), (ii) holds the shares as a capital asset, and (iii) is entitled to claim the benefits afforded to such person by the treaty, is generally exempt from Israeli capital gains tax. Such exemption will not apply if: (i) the capital gain arising from the disposition can be attributed to a permanent establishment in Israel; (ii) the shareholder holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12-month period preceding the disposition, subject to certain conditions; or (iii) such U.S. resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In such case, the sale, exchange or disposition of our ordinary shares should be subject to Israeli tax, to the extent applicable; however, under the United States-Israel Tax Treaty, the taxpayer would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations under U.S. law applicable to foreign tax credits. The United States-Israel Tax Treaty does not relate to U.S. state or local taxes.

In some instances where our holders may be liable for Israeli tax on the sale of their securities, the payment of the consideration may be subject to the withholding of Israeli tax at source.

If the above exemptions from capital gains tax are not available, individuals will be subject to a 25% tax rate on capital gains derived from the sale of securities, as long as the individual is not a “substantial shareholder” of the corporation issuing the shares (in which case the individual will be subject to a 30% tax rate), and corporations will be subject to a 23% corporate tax rate for 2018 and thereafter. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right (which source may include shares and rights to shares such as warrants). A substantial shareholder will be subject to tax at a rate of 30% in respect of capital gains derived from the sale of securities issued by a corporation in which he or she is a substantial shareholder. The determination of whether the individual is a substantial shareholder will be made on the date on which the securities are sold. In addition, the individual will be deemed to be a substantial shareholder if at any time during the12 months preceding the date of sale he or she was a substantial shareholder.

As of January 1, 2017, holders that are individuals with taxable income exceeding NIS 640,000 in a tax year (linked to the Israeli consumer price index each year – NIS 641,880 in 2018) will be subject to an additional tax, referred to as High Income Tax, at the rate of 3% on their taxable income for such tax year which is in excess of such threshold. For this purpose taxable income will also include taxable capital gains from the sale of our securities and taxable income from dividend distributions.

If the above exemptions from capital gains tax are not available, corporations will be subject to the corporate tax rate (23% for 2018 and thereafter) on capital gains derived from the sale of securities.

Exercise of Common Warrants and Pre-Funded Warrants

Purchasers will generally not recognize gain or loss for Israeli tax purposes on the exercise of a common warrant and pre-funded warrant and related receipt of an ordinary share, unless cash is received in lieu of the issuance of a fractional ordinary share. A purchaser’s initial tax basis in such ordinary share received on the exercise of a common warrant or pre-funded warrant should be equal to the sum of (i) the purchaser’s tax basis in such warrant (that is, an amount equal to the portion of the purchase price of the warrant) plus (ii) the exercise price paid by the purchaser on the exercise of the warrant. Also, for tax purposes, the date of purchase of said ordinary share will be considered as the date of purchase of the warrants (excluding the portion of tax basis in the ordinary share attributed to the exercise price of the warrant (as described above) for which the relevant date of purchase will be the date of exercise of the warrant).

The Israeli income tax treatment of a cashless exercise of common warrants or pre-funded warrants into ordinary shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a common warrant or pre-funded warrant described in the preceding paragraph.

Certain Adjustments to the Common Warrants and Pre-Funded Warrants

The exercise terms of the common warrants and pre-funded warrants may be adjusted in certain circumstances. An adjustment to the number of ordinary shares that will be issued on the exercise of the common warrants or pre-funded warrants or an adjustment to the exercise price of such warrants may be treated as a taxable event under Israeli tax law even if such holder does not receive any cash or other property in connection with the adjustment. Purchasers should consult their tax advisors regarding the proper treatment of any adjustments to such warrants.

The exemptions from Israeli capital gains tax available to non-Israeli residents, as discussed above under “Sale, Exchange or Other Taxable Disposition of Ordinary Shares, Common Warrants and Pre-Funded Warrants” would also apply to any income resulting from an adjustment to the exercise terms of the warrants.

Taxation of Non-Israeli Shareholders on Receipt of Dividends

Dividends paid on publicly traded shares, like our ordinary shares, to non-Israeli residents are generally subject to Israeli withholding tax at a rate of 25%, unless a lower rate is provided under an applicable tax treaty and that a certificate from the Israeli Tax Authority allowing for a reduced withholding tax rate is obtained in advance. Under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the United States-Israel Tax Treaty) is 25%. The United States Israel Tax Treaty provides for reduced tax rates on dividends if (a) the shareholder is a U.S. corporation holding at least 10% of our issued voting power during the part of the tax year that precedes the date of payment of the dividend and held such minimal percentage during the whole of its prior tax year, and (b) not more than 25% of the Israeli company’s gross income consists of interest or dividends, other than dividends or interest received from subsidiary corporations or corporations 50% or more of the outstanding voting shares of which is owned by the Israeli company. The reduced treaty rate, if applicable, is 15% in the case of dividends paid from income derived from a Beneficiary or Preferred Enterprise or 12.5% otherwise. We cannot assure you that in the event we declare a dividend we will designate the income out of which the dividend is paid in a manner that will reduce shareholders’ tax liability.

If the dividend is attributable partly to income derived from a Beneficiary Enterprise or Preferred Enterprise and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. U.S. residents who are subject to Israeli withholding tax on a dividend may be entitled to a credit or deduction for United States federal income tax purposes in the amount of the taxes withheld, subject to detailed rules contained in U.S. tax legislation.

Israel Innovation Authority

We have received grants from the IIA for research and development programs in the aggregate amount of approximately $2.0 million as of September 30, 2018. For a description of our obligations in connection with the grants from the IIA under the Israeli Encouragement of Industrial Research and Development Law, 5744-1984, and the related regulations, see “Part I. Item 1A. Risk Factors—Risks Related to our Incorporation and Location in Israel—We have received Israeli government grants for certain of our research and development activities and we may receive additional grants in the future. The terms of those grants restrict our ability to manufacture products or transfer technologies outside of Israel, and we may be required to pay penalties in such cases or upon the sale of our company” in our 2017 Form 10-K and Note 6.c to our condensed consolidated financial statements included in our Q3 2018 Form 10-Q incorporated by reference into this prospectus.

U.S. Federal Income Tax Considerations

The following is a description of the material U.S. federal income tax consequences relating to the acquisition, ownership and disposition of our ordinary shares, common warrants or pre-funded warrants by a U.S. Holder (as defined below). This description addresses only the U.S. federal income tax consequences to U.S. Holders that are initial purchasers of our ordinary shares, common warrants or pre-funded warrants and that will hold such ordinary shares, common warrants or pre-funded warrants as capital assets.

This description does not address tax considerations applicable to U.S. Holders that may be subject to special tax rules, including, without limitation:

●	banks, financial institutions or insurance companies;

●	brokers, dealers or traders in securities, commodities or currencies;

●	tax-exempt entities or organizations, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code (as defined below), respectively;

●	certain former citizens or long-term residents of the United States;

●	persons that received our securities as compensation for the performance of services;

●	persons that will hold our securities as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

●	partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or holders that will hold our shares through such an entity;

●	S corporations;

●	holders that acquire ordinary shares as a result of holding or owning our preferred shares;

●	holders whose “functional currency” is not the U.S. Dollar; or

●	holders that own directly, indirectly or through attribution 10.0% or more of the voting power or value of our shares.

Moreover, this description does not address the U.S. federal estate, gift or alternative minimum tax consequences, or any state, local or foreign tax consequences, of the acquisition, ownership and disposition of our securities.

This description is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, existing, proposed and temporary United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurances that the U.S. Internal Revenue Service, or the IRS, will not take a different position concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares or that such a position would not be sustained. Holders should consult their own tax advisors concerning the U.S. federal, state, local and foreign tax consequences of purchasing, owning and disposing of our securities in their particular circumstances.

For purposes of this description, a “U.S. Holder” is a beneficial owner of our ordinary shares that, for United States federal income tax purposes, is:

●	a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if such trust has validly elected to be treated as a United States person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the particular U.S. federal income tax consequences of acquiring, owning and disposing of our ordinary shares, common warrants or pre-funded warrants in its particular circumstance.

You should consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of our ordinary shares, common warrants or pre-funded warrants.

Tax Treatment of Pre-Funded Warrants

Although the law is not completely settled in the area, pre-funded warrants will probably be treated as ordinary shares for U.S. federal income tax purposes, and the following discussion assumes such treatment. Any person that elects to receive pre-funded warrants in lieu of our ordinary shares in this offering should consult their own tax advisor regarding the application of the U.S. federal income tax laws to their particular situation.

Allocation of Purchase Price and Characterization of Units

Each unit and pre-funded unit should be treated for U.S. federal income tax purposes as an investment unit consisting of one ordinary share or pre-funded warrant, as the case may be, and one common warrant to purchase one ordinary share.  For U.S. federal income tax purposes, each holder must allocate the purchase price of a unit or pre-funded unit between that ordinary share or pre-funded warrant, as applicable, and the common warrant based on the relative fair market value of each at the time of issuance.  The price allocated to each ordinary share, pre-funded warrant and common warrant generally will be the holder’s initial tax basis in such security, as the case may be.

Distributions

Subject to the discussion below under “Passive Foreign Investment Company Considerations,” the gross amount of any distribution made to you with respect to our ordinary shares before reduction for any Israeli taxes withheld therefrom, other than certain distributions, if any, of our ordinary shares distributed pro rata to all our shareholders, generally will be includible in your income as dividend income to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. We do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that the entire amount of any distribution generally will be reported as dividend income to you. Subject to applicable limitations (and assuming that we are not a passive foreign investment company for our taxable year in which the dividend is paid or the preceding taxable year), dividends paid to certain non-corporate U.S. Holders may qualify for the preferential rates of taxation with respect to dividends on ordinary shares, if certain requirements, including stock holding period requirements, are satisfied by the recipient and either we are eligible for the benefits of the United States-Israel Tax Treaty or our ordinary shares are readily tradable on an established market in the United States. However, such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders. To the extent that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a return of your adjusted tax basis in our ordinary shares to the extent thereof and thereafter as either long-term or short-term capital gain depending upon whether your holding period for our ordinary shares exceeds one year as of the time such distribution is received.

Subject to certain conditions and limitations, Israeli tax withheld on dividends may be deducted from your taxable income or credited against your U.S. federal income tax liability. Dividends paid to you with respect to our ordinary shares will generally be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. However, for periods in which we are a “United States-owned foreign corporation,” a portion of dividends paid by us may be treated as U.S. source solely for purposes of the foreign tax credit. We will be treated as a United States-owned foreign corporation if 50% or more of the total value or total voting power of our stock is owned, directly, indirectly or by attribution, by United States persons. To the extent any portion of our dividends is treated as U.S. source income pursuant to this rule, the ability of a U.S. Holder to claim a foreign tax credit for any Israeli withholding taxes payable in respect of our dividends may be limited. In addition, a corporate U.S. Holder that owns 10% or more of our ordinary shares (actually or constructively) may not be able to claim a foreign tax credit for any Israeli withholding taxes payable in respect of our dividends. You should consult your tax advisor about the impact of, and any exception available to, the special sourcing rule described in this paragraph, and the desirability of making, and the method of making, any applicable elections relating to this rule.

The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor to determine whether and to what extent you will be entitled to this credit.

Sale, Exchange or Other Taxable Disposition of Ordinary Shares, Common Warrants and Pre-Funded Warrants

Subject to the discussion below under “Passive Foreign Investment Company Considerations,” you generally will recognize gain or loss on the sale, exchange or other taxable disposition of our ordinary shares, common warrants or pre-funded warrants, as the case may be, equal to the difference between the amount realized on such sale, exchange or other taxable disposition and your adjusted tax basis in such shares (determined in a manner consistent with the rules discussed above). Any such gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period in the ordinary shares, common warrants or pre-funded warrants, as the case may be, is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holder, (including individuals) may be eligible for preferential rates of taxation. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Any recognized gain or loss of a U.S. Holder generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

Exercise of Common Warrants and Pre-Funded Warrants

Subject to the discussion below under “—Passive Foreign Investment Company Considerations,” and except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss on the exercise of a common warrant or a pre-funded warrant and related receipt of an ordinary share, unless cash is received in lieu of the issuance of a fractional ordinary share. A U.S. Holder’s initial tax basis in the ordinary share received on the exercise of a common warrant or pre-funded warrant should be equal to the sum of (i) the U.S. Holder’s tax basis in the common warrant or pre-funded warrant (that is, an amount equal to the portion of the purchase price of a unit or a pre-funded unit, as the case may be, allocable to the common warrant or pre-funded warrant, as the case may be, as described above) plus (ii) the exercise price paid by the U.S. Holder on the exercise of the common warrant or pre-funded warrant. A U.S. Holder’s holding period for ordinary shares received on exercise of a common warrant will commence on the date following the date of exercise of the common warrant and will not include the period during which the U.S. Holder held the common warrant. Although it is not entirely clear, a U.S. Holder’s holding period for ordinary shares received on exercise of a pre-funded warrant will likely included the period during which the U.S. Holder held the pre-funded warrant.

The U.S. federal income tax treatment of a cashless exercise of common warrants or pre-funded warrants into ordinary shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a common warrant or pre-funded warrant described in the preceding paragraph.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance as to the tax treatment that would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of common warrants or pre-funded warrants.

Expiration of Common Warrants and Pre-Funded Warrants without Exercise

Upon the lapse or expiration of a common warrant or pre-funded warrant, a U.S. Holder generally will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the U.S. Holder’s holding period in the common warrant or pre-funded warrant is more than one year at the time of the lapse or expiration. The deductibility of capital losses is subject to limitations under the Code. Any such loss will generally be allocated against U.S.-source income for U.S.-foreign tax credit purposes.

Certain Adjustments to the Common Warrants and Pre-Funded Warrants

The exercise terms of the common warrants or pre-funded warrants may be adjusted in certain circumstances. An adjustment to the number of ordinary shares that will be issued on the exercise of the common warrants or pre-funded warrants or an adjustment to the exercise price of the common warrants or pre-funded warrants may be treated as a taxable deemed distribution to a U.S. Holder of the warrants even if such holder does not receive any cash or other property in connection with the adjustment. If the exercise price is adjusted in certain other circumstances (or in certain circumstances, there is a failure to make adjustments), such adjustments may also result in a taxable deemed distribution to a U.S. Holder. U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the warrants.

Any taxable deemed distribution will be generally taxed in the same manner as an actual distribution received by a U.S. Holder as discussed below under “—Distributions.”

Information reporting and backup withholding may be required regarding the amount of any deemed distributions. See “Backup Withholding Tax and Information Reporting Requirements.” Because a deemed distribution would not result in the payment of any cash to a U.S. Holder from which any applicable backup withholding could be satisfied, if backup withholding is paid on the U.S. Holder’s behalf (because the U.S. Holder failed to establish an exemption from backup withholding), an applicable withholding agent may withhold such amounts from the ordinary shares or current or subsequent payments of cash payable to such U.S. Holder.

For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Recently proposed Treasury regulations, on which we may rely prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined. U.S. Holders are urged to consult their own tax advisor with respect to the tax consequences of any adjustment (or the absence of any adjustment) to the warrants and any resulting deemed distribution.

Passive Foreign Investment Company Considerations

If we were to be classified as a PFIC in any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation will be classified as a PFIC for federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of subsidiaries, either:

●	at least 75% of its gross income is “passive income”; or

●	at least 50% of the average quarterly value of its total gross assets (which may be measured in part by the market value of our ordinary shares, which is subject to change as discussed below) is attributable to assets that produce “passive income” or are held for the production of passive income.

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and includes amounts derived by reason of the temporary investment of funds raised in offerings of our ordinary shares. If a non-U.S. corporation owns directly or indirectly at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income. If we are classified as a PFIC in any year with respect to which a U.S. Holder owns our securities, we will generally continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns our securities, regardless of whether we continue to meet the tests described above.

Based on our gross income and assets and the nature of our business, we do not believe that we were a PFIC for the taxable year ended December 31, 2017. There can be no assurance that we will not be considered a PFIC for the taxable year ending December 31, 2018 or any subsequent taxable year. PFIC status is determined as of the end of the taxable year and depends on a number of factors, including the value of a corporation’s assets and the amount and type of its gross income. Furthermore, because the value of our gross assets is likely to be determined in large part by reference to our market capitalization, there is a significant risk that a decline in the value of our ordinary shares could result in our becoming a PFIC. Even though we have determined that we were not a PFIC for the year ended December 31, 2017, there can be no assurance that the IRS will agree with our conclusion.

Under certain attribution rules, if we are a PFIC, U.S. Holders will be deemed to own their proportionate share of our PFIC subsidiaries, such subsidiaries referred to as “lower-tier PFICs,” and will be subject to U.S. federal income tax in the manner discussed below on (1) a distribution to us on the shares of a “lower-tier PFIC” and (2) a disposition by us of shares of a “lower-tier PFIC,” both as if the holder directly held the shares of such “lower-tier PFIC.”

If an entity is treated as a PFIC for any taxable year during which a U.S. Holder holds (or, as discussed in the previous paragraph, is deemed to hold) its ordinary shares, such holder will be subject to adverse U.S. federal income tax rules. In general, if a U.S. Holder disposes of shares of a PFIC (including an indirect disposition or a constructive disposition of shares of a “lower-tier PFIC”), gain recognized or deemed recognized by such holder would be allocated ratably over such holder’s holding period for the shares. The amounts allocated to the taxable year of disposition and to years before the entity became a PFIC, if any, would be treated as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for such taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to such allocated amounts. Further, any distribution in respect of shares of a PFIC (or a distribution by a lower-tier PFIC to its shareholders that is deemed to be received by a U.S. Holder) in excess of 125% of the average of the annual distributions on such shares received or deemed to be received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, would be subject to taxation in the manner described above. In addition, dividend distributions made to you will not qualify for the preferential rates of taxation applicable to long-term capital gains discussed above under “Distributions.”

Where a company that is a PFIC meets certain reporting requirements, a U.S. Holder can avoid certain adverse PFIC consequences described above by making a “qualified electing fund,” or QEF, election to be taxed currently on its proportionate share of the PFIC’s ordinary income and net capital gains. However, we do not intend to comply with the necessary accounting and record keeping requirements that would allow a U.S. Holder to make a QEF election with respect to us.

If we are a PFIC and our ordinary shares are “regularly traded” on a “qualified exchange,” a U.S. Holder may make a mark-to-market election with respect to our ordinary shares (but not the shares of any lower-tier PFICs), which may help to mitigate the adverse tax consequences resulting from our PFIC status (but not that of any lower-tier PFICs). Our ordinary shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ordinary shares are traded on a qualified exchange on at least 15 days during each calendar quarter (subject to the rule that trades that have as one of their principal purposes the meeting of the trading requirement are disregarded). The Nasdaq Capital Market is a qualified exchange for this purpose and, consequently, if the ordinary shares are regularly traded, the mark-to-market election will be available to a U.S. Holder; however, there can be no assurance that trading volumes will be sufficient to permit a mark-to-market election. In addition, because a mark-to-market election with respect to us does not apply to any equity interests in “lower-tier PFICs” that we own, a U.S. Holder generally will continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as equity interests in a PFIC for U.S. federal income tax purposes.

If a U.S. Holder makes the mark-to-market election, for each year in which we are a PFIC, the holder will generally include as ordinary income the excess, if any, of the fair market value of ordinary shares at the end of the taxable year over their adjusted tax basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted tax basis of our ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). If a U.S. Holder makes the election, the holder’s tax basis in our ordinary shares will be adjusted to reflect any such income or loss amounts. Any gain recognized on a sale or other disposition of our ordinary shares will be treated as ordinary income. Any losses recognized on a sale or other disposition of our ordinary shares will be treated as ordinary loss to the extent of any net mark-to-market gains for prior years. U.S. Holders should consult their tax advisors regarding the availability and consequences of making a mark-to-market election in their particular circumstances. In particular, U.S. Holders should consider carefully the impact of a mark-to-market election with respect to our ordinary shares if we have “lower-tier PFICs” for which such election is not available. Once made, the mark-to-market election cannot be revoked without the consent of the IRS unless our ordinary shares cease to be “regularly traded.”

If a U.S. Holder owns ordinary shares during any year in which we are a PFIC, the U.S. Holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to the company, generally with the U.S. Holder’s federal income tax return for that year. A failure to file such form may result in penalties and may suspend the running of the statute of limitations on the tax return. If our company were a PFIC for a given taxable year, then you should consult your tax advisor concerning your annual filing requirements.

You should consult your tax advisor regarding whether we are a PFIC and the potential application of the PFIC rules.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of ordinary shares. Each U.S. Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our ordinary shares.

Backup Withholding Tax and Information Reporting Requirements

United States backup withholding tax and information reporting requirements may apply to certain payments to certain holders of stock. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, our ordinary shares made within the United States, or by a United States payor or United States middleman, to a holder of our ordinary shares, other than an exempt recipient (including a payee that is not a United States person that provides an appropriate certification and certain other persons). A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, ordinary shares within the United States, or by a United States payor or United States middleman, to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and any excess amounts withheld under the backup withholding rules may be refunded, provided that the required information is timely furnished to the IRS.

Foreign Asset Reporting

Certain U.S. Holders are required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for shares held in accounts maintained by U.S. financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ordinary shares.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares, pre-funded warrants and common warrants. You should consult your tax advisor concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares, pre-funded warrants or common warrants in your particular situation.

UNDERWRITING

We have entered into an underwriting agreement dated November 16, 2018 with H.C. Wainwright & Co., LLC, as representative of the underwriters, with respect to the securities being offered hereby. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the following underwriters and the underwriters have agreed to purchase from us, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the following respective numbers of units and pre-funded units:

Underwriter	Number of Units and Pre-Funded Units
H.C. Wainwright & Co., LLC	28,995,542
ThinkEquity, a division of Fordham Financial Management, Inc.	9,665,180
Total	38,660,722

A copy of the form of underwriting agreement is filed as an exhibit to the registration statement of which this prospectus is a part. The units and pre-funded units we are offering are being offered by the underwriters subject to certain conditions specified in the underwriting agreement.

We have been advised by the underwriters that they propose to offer the units and pre-funded units, as the case may be, directly to the public at the public offering prices set forth on the cover page of this prospectus. Any units and pre-funded units sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $0.0135 per unit or pre-funded unit.

Kreos V has agreed to purchase in this offering 4,800,000 units and 7,200,000 pre-funded units at the applicable public offering prices, for an aggregate price of $3.6 million, including the aggregate exercise price for the ordinary shares to be received upon exercise of the pre-funded warrants if Kreos V exercises all of the pre-funded warrants it is purchasing.  We intend to use a portion of the proceeds of this offering to repay Kreos V $3.6 million for outstanding indebtedness under the Kreos V Convertible Note and other related payments (including principal, prepayment costs and “end of loan” payments). The underwriters will receive the same discount, and the representative of the underwriters will receive the same management fee, with respect to the units or pre-funded units purchased by Kreos V as from other units or pre-funded units sold to the public in this offering. The number of ordinary shares purchased by Kreos V (including the number of ordinary shares issuable upon exercise of the pre-funded warrants purchased by Kreos V) will also be counted in determining the number of warrants we will issue to the underwriters or their designees at an exercise price of $0.375 per share.

Delivery of the securities offered hereby is expected to be made on or about November 20, 2018, subject to certain customary closing conditions.

The underwriting agreement provides that the underwriters’ obligation to purchase the securities we are offering is subject to conditions contained in the underwriting agreement. The underwriters are obligated to purchase and pay for all of the units and/or pre-funded units offered by this prospectus if any of these units and/or pre-funded are purchased, other than those ordinary shares and/or common warrants covered by the option to purchase additional securities described below.

No action has been taken by us or the underwriters that would permit a public offering of the units or pre-funded units in any jurisdiction where action for that purpose is required. None of the securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of units and pre-funded units and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the units or pre-funded units in any jurisdiction where that would not be permitted or legal.

Underwriting Discounts, Commissions and Expenses

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ordinary shares and/or common warrants to purchase ordinary shares.

	Per Unit	Per Pre-funded Unit	Total Without Option	Total With Option
Public offering price	$0.30	$0.29	$11,335,623.28	$13,075,355.68
Underwriting discounts and commissions	$0.0225	$0.0225	$869,866.24	$1,000,346.18
Proceeds before expenses	$0.2775	$0.2675	$10,465,757.04	$12,075,009.50

We have also agreed to pay to the representative of the underwriters a management fee equal to 1% of the aggregate gross proceeds raised in this offering (assuming exercise of the pre-funded warrants). We estimate the total expenses payable by us for this offering, excluding the underwriting discounts and commissions, to be approximately $435,000, which includes (i) a $35,000 non-accountable expense allowance payable to the representative of the underwriters, (ii) reimbursement of the accountable expenses of the representative of the underwriters equal to $90,000, including the legal fees of the representative of the underwriters being paid by us and the costs and expenses of the “road show,” and (iii) other estimated expenses totaling approximately $310,000, which include legal, accounting, printing costs and various fees associated with the registration and listing of our securities sold in this offering.

In addition, we have agreed to issue to the underwriters warrants to purchase up to 2,667,590 ordinary shares, which represents 6% of the aggregate number of ordinary shares sold in this offering (including the number of ordinary shares issuable upon exercise of the pre-funded warrants and assuming full exercise of the underwriters’ option to purchase additional ordinary shares and/or common warrants), at an exercise price of $0.375 per share (representing 125% of the public offering price for a unit to be sold in this offering). The underwriter warrants will be exercisable immediately and for five years from the effective date of this offering. Pursuant to FINRA Rule 5110(g), the underwriter warrants and any shares issued upon exercise of the underwriter warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the underwriters or related persons do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period.

Option to Purchase Additional Securities

We have granted to the underwriters, an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to an additional 5,799,108 ordinary shares at a public offering price of $0.29 per additional ordinary share and/or common warrants to purchase up to an additional 5,799,108 ordinary shares at a public offering price of $0.01 per additional common warrant, in each case, less the underwriting discounts and commissions, set forth on the cover page of this prospectus. If any additional ordinary shares and/or common warrants are purchased pursuant to such option, the underwriters will offer these securities on the same terms as those on which the securities are being offered hereby.

Right of First Refusal

We have also granted H.C. Wainwright & Co., LLC, as representative of the underwriters, a right of first refusal for a period of nine months following the closing of this offering to act as sole book-running manager, sole underwriter, sole placement agent or sole agent for each and every future public or private equity offering by us or any of our successors or subsidiaries. This right does not apply in connection with (i) the offer, grant, issuance or sale by us of equity or debt securities in financings with certain strategic investors, an equity line of credit with certain investors or certain debt modification transactions, (ii) the offer, issuance or sale by us of our ordinary shares in our ATM Offering Program or any new program with the same agent with substantially similar terms or (iii) the issuance of ordinary shares under the Investment Agreement with Timwell.

Tail Financing Payments

We have also agreed to pay H.C. Wainwright & Co., LLC, as representative of the underwriters, a tail fee equal to the cash and warrant compensation in this offering, if any investor, who was contacted or introduced to us by the underwriters during the term of the underwriters’ engagement, provides us with capital in any public or private offering or other financing or capital raising transaction during the 12-month period following expiration or termination of our engagement of the underwriters. This right does not apply in connection with the transactions excluded from the right of first refusal as described above under “—Right of First Refusal.”

Lock-up Agreements

Our officers and directors have agreed with H.C. Wainwright & Co., LLC, as representative of the underwriters, to be subject to a lock-up period of 90 days following the date of this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of our ordinary shares or any securities convertible into, or exercisable or exchangeable for, ordinary shares. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. The lock-up agreements permit the sale of up to 200,000 ordinary shares pursuant to Rule 10b5-1 plans by two of our directors based on their indirect ownership of funds that directly own shares in us. Otherwise, there are no existing agreements between the underwriters and any of our officers or directors executing a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

We have also agreed, in the underwriting agreement, to similar lock-up restrictions on the issuance and sale of our ordinary shares, or any securities convertible into, or exercisable or exchangeable for, ordinary shares, for 90 days following the date of this prospectus, or the Lock-up Period. This agreement does not apply to, in addition to certain customary exceptions, (i) the issuance by of us equity or debt securities pursuant to acquisitions or strategic transactions approved by a majority of our disinterested directors not for the purpose of raising capital, (ii) the offer, grant, issuance or sale by us of equity or debt securities in financings with certain strategic investors or certain debt refinancing transactions, or (iii) the issuance of ordinary shares under the Investment Agreement with Timwell or any substantially similar new agreement with Timwell or any of its affiliates.

We have also agreed for a period of six months following the closing date of this offering not to (i) issue or agree to issue equity or debt securities convertible into, or exercisable or exchangeable for, ordinary shares at a conversion price, exercise price or exchange price which floats with the trading price of our ordinary shares or which may be adjusted after issuance upon the occurrence of certain events or (ii) enter into any agreement, including an equity line of credit, whereby we may issue securities at a future-determined price. This agreement does not apply to the offer, issuance or sale by us of our ordinary shares in our ATM Offering Program or any new program with the same agent with substantially similar terms following the 90-day Lock-up Period.

H.C. Wainwright & Co., LLC, as representative of the underwriters, may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our ordinary shares:

●	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our ordinary shares. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters also may engage in passive market making transactions in our ordinary shares in accordance with Regulation M during a period before the commencement of offers or sales of our securities in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transactions, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the underwriters may be required to make for these liabilities.

Determination of Offering Price

The actual offering price of the securities we are offering was negotiated between us and the underwriters based on the trading of our ordinary shares prior to the offering, among other things.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriters, if any, participating in this offering and the underwriters may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus form a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Other Relationships

The underwriters and their respective affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates.

Listing

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “RWLK.” We do not plan to list the common warrants or pre-funded warrants on the Nasdaq Capital Market or any other securities exchange or trading market.

NOTICE TO INVESTORS

Belgium

The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this document or any other offering material relating to the securities has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank, Financie en Assurantiewezen”). Any representation to the contrary is unlawful.

The underwriters have undertaken not to offer sell, resell, transfer or deliver directly or indirectly, any units, or to take any steps relating/ancillary thereto, and not to distribute or publish this document or any other material relating to the units or to the offering in a manner which would be construed as: (a) a public offering under the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions; or (b) an offering of securities to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and the Company to be in violation of the Belgian securities laws.

France

Neither this prospectus nor any other offering material relating to the securities has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the securities has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the securities to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1,D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorised to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l’épargne). Such securities may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

United Kingdom/Germany/Norway/The Netherlands

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State other than the offers contemplated in this prospectus in name(s) of Member State(s) where prospectus will be approved or passported for the purposes of a non-exempt offer once this prospectus has been approved by the competent authority in such Member State and published and passported in accordance with the Prospectus Directive as implemented in name(s) of relevant Member State(s) except that an offer to the public in that Relevant Member State of any security may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the representative to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of units shall result in a requirement for the publication by the company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any units to be offered so as to enable an investor to decide to purchase any units, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The underwriters have represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any units in circumstances in which section 21(1) of the FSMA does not apply to the company; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Israel

This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors, in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are qualified investors. Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum.

Italy

The offering of the securities offered hereby in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, the securities offered hereby cannot be offered, sold or delivered in the Republic of Italy (“Italy”) nor may any copy of this prospectus or any other document relating to the securities offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the securities offered hereby or distribution of copies of this prospectus or any other document relating to the securities offered hereby in Italy must be made:

(a)	by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”);

(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

(c)	in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

Sweden

This prospectus has not been nor will it be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this prospectus may not be made available, nor may the securities offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980).

Switzerland

The securities offered pursuant to this prospectus will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. The company has not applied for a listing of the securities being offered pursuant to this prospectus on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the relevant listing rules. The securities being offered pursuant to this prospectus have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of securities.

Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in securities.

LEGAL MATTERS

The validity of the securities being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Goldfarb Seligman & Co., Tel Aviv, Israel. Certain legal matters in connection with this offering relating to U.S. federal and New York State law will be passed upon for us by White & Case LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Haynes and Boone, LLP with respect to U.S. law.

EXPERTS

The consolidated financial statements as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017 included in our 2017 Form 10-K and incorporated by reference into this prospectus, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, as set forth in its report thereon and appearing therein (which report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern as described in Note 1h to the consolidated financial statements), and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing. The offices of Kost, Forer Gabbay & Kasierer are located at 144 Menachem Begin Road, Tel Aviv, 6492102.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. It may be difficult to obtain service of process within the United States upon us, upon our directors and executive officers, a majority of whom reside outside of the United States, and upon those Israeli experts named in this prospectus who reside outside of the United States. Furthermore, because a majority of our assets and a majority of our directors and executive officers are located outside of the United States, any judgment obtained in the United States against us, certain of our directors and executive officers or the Israeli experts named herein may be difficult to collect within the United States.

We have been informed by our legal counsel in Israel, Goldfarb Seligman & Co., Tel Aviv, that it may be difficult to assert U.S. securities laws claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Matters of procedure will also be governed by Israeli law.

We have irrevocably appointed our subsidiary, ReWalk Robotics Inc., which is incorporated in Delaware, as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. Subject to specified time limitations and legal procedures, Israeli courts may enforce a non-appealable foreign judgment in a civil matter, provided that, among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the foreign state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the prevailing law of the foreign state in which the judgment is rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the judgment is not contrary to the public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

●	an action between the same parties in the same matter was not pending in any Israeli court at the time the lawsuit was instituted in the foreign court; and

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. Traditionally, in an action before an Israeli court to recover an amount in a non-Israeli currency, the Israeli court issues a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus a per-annum statutory rate of interest set on a quarterly basis by Israeli regulations. Judgment creditors must bear the risk of unfavorable exchange rates. The trend in recent years has increasingly been for Israeli courts to enforce a foreign judgment in the foreign currency specified in the judgment, in which case there are also applicable rules regarding the payment of interest.

WHERE YOU CAN FIND MORE INFORMATION

As is permitted by the rules and regulations of the SEC, this prospectus, which forms part of our registration statement on Form S-1, omits certain non-material information, exhibits and undertakings otherwise included in the registration statement. For further information about us and the securities offered by this prospectus, refer to our registration statement on Form S-1.

We are subject to the information reporting requirements of the Exchange Act applicable to U.S. domestic issuers and, as such, file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement of which this prospectus forms a part, including the exhibits and schedules thereto, and any document we file or have filed with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We maintain a corporate website at www.rewalk.com. Information that we furnish to or file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to, or exhibits included in, these reports, are available for download, free of charge, on our website as soon as reasonably practicable after such materials are filed or furnished with the SEC. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual and periodic reports and other information with the SEC (File No. 001-36612). These filings contain important information which does not appear in this prospectus. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed with the SEC. We are incorporating by reference into this prospectus the documents listed below and all amendments or supplements we may file to such documents after the effective date of this prospectus and prior to the termination of the offering under this prospectus.

●	our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 8, 2018;

●	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 26, 2018;

●	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018, filed with the SEC on May 15, 2018, August 14, 2018 and November 8, 2018, respectively;

●	our Current Reports on Form 8-K, filed with the SEC on January 5, 2018 (excluding Items 7.01 and 9.01 thereof), January 18, 2018, March 7, 2018, March 8, 2018 (excluding Items 2.02, 7.01 and 9.01 thereof), March 16, 2018, March 23, 2018, April 30, 2018, May 3, 2018 (excluding Items 7.01 and 9.01 thereof), May 10, 2018 (excluding Items 2.02 and 9.01 thereof), May 15, 2018, May 23, 2018, June 12, 2018, June 29, 2018, July 23, 2018 and November 1, 2018; and

●	the description of our ordinary shares contained in our Registration Statement on Form 8-A (File No. 001-33612) filed with the SEC on September 2, 2014.

In addition, we incorporate by reference into this prospectus any filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of the registration statement to which this prospectus relates and until the termination of the offering thereunder. Notwithstanding the foregoing, no information is incorporated by reference into this prospectus where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless we indicate in the report or filing containing such information that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference into this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above-listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference into this prospectus may update and replace statements in and portions of this prospectus or the above-listed documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered without charge, upon written or oral request, a copy of any of the documents incorporated by reference into this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to ReWalk Robotics Ltd., c/o ReWalk Robotics Inc., 200 Donald Lynch Blvd., Marlborough, MA 01752, Attn: Investor Relations, or ir@rewalk.com, telephone number 508-251-1154.

ReWalk Robotics Ltd.

12,401,390 Units (each Unit contains One Ordinary Share and One Common Warrant to purchase One Ordinary Share)

26,259,332 Pre-funded Units (each Pre-funded Unit contains One Pre-funded Warrant to Purchase One Ordinary Share and
One Common Warrant to purchase One Ordinary Share)

26,259,332 Ordinary Shares Underlying the Pre-funded Warrants and

38,660,722 Ordinary Shares Underlying the Common Warrants

PROSPECTUS

Lead Book-Running Manager

H.C. Wainwright & Co.

Co-Manager

ThinkEquity

a division of Fordham Financial Management, Inc.

November 16, 2018